Exhibit 10.10
CLPF-Bridgepointe, L.P.
c/o ING Clarion Realty Services
1510 Fashion Island Boulevard, Suite 130
San Mateo, California 94404
Date: August 24, 2006
Success Acquisition Corporation,
dba SuccessFactors
999 Baker Way
Suite 500
San Mateo, California 94402

Re:	Lease dated as of August 24, 2006 (the “Lease”), by and between CLPF - BridgePointe, L.P., a Delaware Limited Partnership (“Landlord”), and Success Acquisition Corporation, a Delaware corporation, dba SuccessFactors (“Tenant”) for approximately 22,164 square feet of space (the “Premises”) located on the third (3rd) floor Building 1500 (the “Building”) at the BridgePointe Office Park located at 1500-1510 Fashion Island Boulevard, San Mateo, California 94404 (the “Project”).
Ladies and Gentlemen:
     This letter agreement (this “Letter Agreement”) shall set forth the understanding of each of Landlord and Tenant with regard to the following:
     1. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Letter Agreement.
     2. Pursuant to Section 21.23 of the Lease, Tenant has the one (1) time right, upon written notice to Landlord given no later than September 15, 2006, to terminate the Lease in the event Tenant is unable to obtain the Signage Approval on or before September 15, 2006 (the “Tenant Termination Right”).
     3. Although it is possible that the Lease may be terminated by Tenant in accordance with the Tenant Termination Right, Tenant nevertheless desires Landlord to proceed as soon as possible with the preparation of the architectural and engineering drawings in connection with the Final Plans, obtaining bids for the construction of the Tenant Improvements, obtaining all applicable permits, and performing certain other pre-construction work in connection with the Tenant Improvements contemplated for the Premises (collectively, the “Development Work”). Such Development Work shall not include any pre-construction work to be performed by Tenant in the Premises.
     4. Landlord is prepared to authorize the commencement of such Development Work following the full execution and delivery of the Lease by Landlord and Tenant in consideration of the countersignature of this Letter Agreement by Tenant. By execution of this Letter Agreement, Tenant agrees to reimburse Landlord for any sums paid by Landlord to the architects, space planners and engineers retained for the Development Work and for sums paid, if any, to obtain permits for such work. Furthermore, Tenant agrees to indemnify, defend, hold and save Landlord harmless from and against all costs, claims and liabilities (including, but not limited to, reasonable attorneys’ fees) which may arise in connection with the Development Work, which shall specifically include, but not be limited to, claims made by the architects, space planners or engineers retained to perform the Development Work. Tenant’s reimbursement and indemnification obligations hereunder shall become effective in the event that Tenant elects to terminate the Lease in accordance with the Tenant Termination Right. The Development Work shall cease immediately upon receipt by the space planners, architects or engineers of a written request to stop such work delivered by Tenant or by Landlord. Invoices for costs incurred to the date such work is stopped shall be delivered to Tenant together with a reasonably particularized breakdown of such invoices, and Tenant agrees to pay to Landlord the amounts owed, if any, pursuant to this Letter Agreement (the “Development Work Costs”) within ten (10) days following Landlord’s written demand therefore.
     5. The parties hereto acknowledge that pursuant to the terms of Section 5.2 of the Lease, Tenant shall deliver to Landlord, concurrently with Tenant’s execution of the Lease, a Letter of Credit in the amount of $300,000.00. In the event that Tenant shall fail to pay Landlord all or any portion of the Development Work Costs in accordance with the terms set forth in Section 4, above, Landlord shall be entitled to draw upon the Letter of Credit for the full amount of the outstanding Development Work Costs (which draw shall otherwise be in accordance with the terms of Section 5.2 of the Lease).
     6. If either party commences litigation against the other in connection with this Letter Agreement or the Development Work, then the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.
     7. Except as expressly set forth in this Letter Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

2

“LANDLORD”

CLPF-BRIDGEPOINTE, L.P.,
A Delaware Limited Partnership

By:	CLPF-BridgePointe GP, LLC
A Delaware Limited Liability Company

	By:	/s/Annie Kodak

Name: Annie Kodak
Its: Authorized Signatory
The Foregoing is Accepted and Agreed To:
“TENANT”
SUCCESS ACQUISITION CORPORATION,
A Delaware corporation
dba SuccessFactors

By:	/s/ Randy Stevens
Name: Randy Stevens
Its: Vice President Finance

By:	/s/ Randy Stevens
Name: Randy Stevens
Its: Assistant Secretary

3

OFFICE LEASE AGREEMENT
BETWEEN
CLPF-BRIDGEPOINTE, L.P.,
A DELAWARE LIMITED PARTNERSHIP
AS LANDLORD
AND
SUCCESS ACQUISITION CORPORATION,
a DELAWARE CORPORATION,
dba SUCCESSFACTORS
AS TENANT
BridgePointe Office Park
1500 — 1510 Fashion Island Boulevard
San Mateo, California 94404

SCHEDULE 1	DEFINITIONS
EXHIBIT A	FLOOR PLAN
EXHIBIT B	WORK LETTER
EXHIBIT C	PLANS
EXHIBIT D	RULES & REGULATIONS
EXHIBIT E	NOTICE OF COMMENCEMENT DATE
EXHIBIT F	ESTOPPEL CERTIFICATE
EXHIBIT G	TENANT STANDARD IMPROVEMENTS
EXHIBIT H	CALIFORNIA PROPOSITION 65 DISCLOSURE
ADDENDUM #1	OPTION TO EXTEND
ADDENDUM #2	OPTION TO EXPAND

List of Terms Defined in Schedule I.
Allowance Area
Approved Use
Base Building Work
Base Operating Expenses
Base Property Taxes
Base Year
Base Rent
Building Codes
CC&R’s
Claims
Commencement Date
Common Areas
Comparable Space
Controls
Default Interest Rate
Deposit
Expense Notice
Expense Year
Expiration Date
Events of Default
Final Plans
Force Majeure
Hazardous Material(s)
Indemnitees
Landlord
Landlord Delay
Landlord Parties
Landlord’s Certificate
Landlord’s Insurance
Lease Year
Letter of Credit
Occupants
Operating Expenses
Other Charges
Parking Area
Parking Spaces
Personalty
Plans
Premises
Processing Costs
Project
Property Taxes
Rentable Area
Requirements
Rules and Regulations
Scheduled Commencement Date
Structural Modifications
Temperature Balance Equipment
Tenant Delay
Tenant Improvements
Tenant Improvement Allowance
Tenant Improvement Costs
Tenant Parties
Tenant’s Insurance
Tenant’s Share
Tenant Standard Improvements
Tenant’s Work
Term
Transfer Notice
Usable Area
Work Letter

BRIDGEPOINTE OFFICE PARK LEASE
FUNDAMENTAL LEASE PROVISIONS. This Lease is made and entered into as of August 24, 2006, by and between CLPF-BridgePointe, L.P., a Delaware Limited Partnership (“Landlord”) and the Tenant designated in Section 1.1 of these Fundamental Lease Provisions (the “FLP”).
1.1	Tenant. Success Acquisition Corporation, a Delaware corporation, dba SuccessFactors.

1.2	Guarantor. Not applicable.

1.3	Premises. Those certain premises containing approximately Twenty Two Thousand One Hundred and Sixty Four (22,164) square feet of Rentable Area on the third (3rd) floor of the Building (Suite 300) and Three Thousand Four Hundred and Three (3,403) square feet of Rentable Area on the first (1st) floor of the Building (Suite 102) in the configuration set forth on Exhibit A to this Lease, and totaling Twenty Five Thousand Five hundred Sixty Seven (25,567) square feet of Rentable Area (the “Premises”), in Building 1500 (the “Building”) at the BridgePointe Office Park located at 1500-1510 Fashion Island Boulevard, San Mateo, California 94404 (the “Project”).

1.4	Term.
(a)	Term. Thirty six (36) months.

(b)	Scheduled Commencement Date. November 15, 2006.

(c)	Expiration Date. Thirty six (36) months from the actual Commencement Date.

(d)	Option to Extend Term. One (1) extension period of three (3) years pursuant to Addendum #1 attached hereto and incorporated herein by this reference.
1.5	Rent and Other Charges.
(a)	Base Rent.

Month	Monthly Rental Rate/per square foot	Monthly Rent
0-12	$1.95	$49,855.65/month
13-24	$2.0085	$51,351.32/month
25-36	$2.0688	$52,891.86/month
(b)	Prepaid Rent. Forty Nine Thousand Eight hundred Fifty Five Dollars and Sixty Five Cents ($49,855.65) for the first month of the Term.

(c)	Tenant’s Share of Other Charges. 20.011% (includes taxes, insurance, and operating expenses)

(d)	Base Year Calendar Year: 2007.

(e)	Location for Payment of Rent. CLPF-BridgePointe, L.P., a Delaware Limited Partnership, P.O. Box 26443, New York, New York, 10087 — 6443.

(f)	Rent Commencement Date. The Commencement Date.
1.6	Security Deposit. Three Hundred Thousand Dollars ($300,000.00) which may be posted with the Landlord in cash, or in a Letter of Credit pursuant to Section 1.7 below.
1.7	Letter of Credit. Three Hundred Thousand Dollars ($300,000.00) which may be posted with the Landlord in a Letter of Credit, or cash pursuant to Section 1.6 above.
1.8	Approved Use of the Premises. General office purposes only and no other
1.9	Parking. Tenant shall have the non-exclusive right to park in 84 unreserved, unassigned parking spaces.
1.10	Right to Relocate. Not applicable.

1.11	Addresses for Notices.

Landlord	Tenant

CLPF-Bridgepointe, L.P.	Before Occupancy:
c/o ING Clarion Realty Services
1510 Fashion Island Boulevard, Suite 130	999 Baker Way
San Mateo, California 94404	Suite 500
San Mateo, CA 94402

with a copy to:	After Occupancy:

CLPF-Brigdepointe, L.P.	The Premises (Suite 300).
c/o INC Clarion Realty Services
601 S. Figueroa Street, Suite 3400
Los Angeles, California 90017
Attention: Asset Director

with a copy to

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue Of The Stars, Suite 1800
Los Angeles, California 90067-6019
Attention: Anton N. Natsis, Esq.
1.12	Broker(s). Timothy Grant, CBRE, representing Landlord, and Jon Moeller, CBRE, representing Tenant.

Exhibits and Schedules.
Schedule 1 Definitions
Exhibit A Floor Plan
Exhibit B Work Letter
Exhibit C Plans
Exhibit D Rules and Regulations
Exhibit E Notice of Commencement Date
Exhibit F Estoppel Certificate
Exhibit G Tenant Standard Improvements
Exhibit H California Proposition 65 Disclosure
Addendum #1 Option to Extend
Addendum #2 Option to Expand

ARTICLE 1. THE LEASE
1.1 CONVEYANCE. For payment of good and adequate consideration, the receipt and adequacy of which are hereby acknowledged, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises described in Section 1.3 of the FLP for the Term set forth in Section 1.4(a) of the FLP and subject to the terms, covenants, agreements and conditions hereinafter set forth, to each and all of which Tenant and Landlord hereby mutually agree.
1.2 LANDLORD’S RIGHT TO RELOCATE. Not applicable.
1.3 ALTERATIONS TO BUILDING. Landlord will have the right at any time and from time to time to change, add to, subtract from, or otherwise alter the Building and the Project, including without limitation, the location and/or size of entrances, doors and doorways, corridors, elevators, stairs, utility rooms, restrooms or other Common Areas of the Building and the Project. In addition, Landlord reserves the right to locate, both vertically and horizontally, install, maintain, use, repair and replace pipes, utility lines, ducts, conduits, flues, drains, sprinkler mains and valves, access panels, risers, wires and structural elements leading through the Premises in locations that will not materially interfere with Tenant’s use thereof. Landlord will use reasonable efforts not to interfere materially with the normal business operations of Tenant, but in any case there will be no abatement of any Rent or Other Charges by reason of any actions of Landlord under the provisions of this Section 1.3 of this Lease so long as Landlord uses reasonable efforts and such actions do not materially interfere with the normal business operations of Tenant. Tenant hereby waives any claims for damages, consequential, incidental or otherwise, for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such actions. Notwithstanding anything contained in the immediately preceding sentence, Tenant does not waive any of the claims described in such immediately preceding sentence to the extent that material interference is caused by Landlord’s failure to use reasonable efforts not to interfere with Tenant’s normal business operations.
ARTICLE 2. TERM; COMPLETION OF IMPROVEMENTS.
2.1 TERM. The Term of this Lease will commence on the Commencement Date and unless sooner terminated will end on the Expiration Date set forth in Section 1.4(c) of the FLP. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Scheduled Commencement Date set forth in Section 1.4(b) of the FLP, whether due to Force Majeure or otherwise, this Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage of any kind whatsoever resulting therefrom including, but not limited to, incidental damages, consequential damages, holdover expenses or relocation expenses incurred by Tenant due to such delays, or loss of business. The delay in delivery of possession will not operate to extend the Term hereof, but will operate to extend the Expiration Date in accordance with the delay. However, no delay will otherwise amend or modify Tenant’s obligations hereunder.
2.2 CONSTRUCTION. Landlord will construct or install in the Premises the Tenant Improvements to be constructed or installed by Landlord pursuant to the provisions of Exhibit B to this Lease. In the event the Premises are otherwise ready for occupancy prior to the Scheduled

Commencement Date, Tenant will have the right to take early occupancy of the Premises with Landlord’s prior written consent and such date on which Tenant actually takes early occupancy shall be the Commencement Date. For the purposes of this Lease and the Schedules, Exhibits and Addendums hereto, “substantially complete” means the Tenant Improvements are complete except for punch list items that do not materially interfere with Tenant’s conduct of its business or installation of its improvements, equipment and furniture. Landlord will complete all punch list items at its sole cost and expense in a commercially reasonable and prompt manner.
2.3 HOLDING OVER.
2.3.1 HOLD OVER WITH LANDLORD’S CONSENT. If, without objection by Landlord, Tenant holds possession of the Premises after expiration of the Term, Tenant will become a tenant from month-to-month upon the terms herein specified, except that the monthly Base Rent will be equal to One Hundred and Fifty Percent (150%) of the Base Rent payable by Tenant at the expiration of the Term. In addition, Tenant will continue to pay Tenant’s Share of Other Charges and all other amounts due to Landlord pursuant to the Lease. Each party will give the other notice at least one (1) month prior to the date of termination of such monthly tenancy of its intention to terminate such tenancy.
2.3.2 HOLD OVER WITHOUT LANDLORD’S CONSENT. If, after objection by Landlord thereto, Tenant holds possession of the Premises after expiration of the Term, Tenant will constitute a tenant at sufferance and without in any way waiving the wrongful holding over of the Premises by Tenant, Landlord will be entitled to receive for each month or portion thereof during which Tenant wrongfully holds over at the Premises Base Rent equal to two hundred percent (200%) of the Base Rent payable by Tenant at the expiration of the Term together with Tenant’s Share of Other Charges and all other amounts otherwise due to Landlord pursuant to this Lease. Landlord’s receipt and acceptance of increased Base Rent under this Section 2.3.2 will not constitute: (i) an extension of the Term; (ii) a waiver of Tenant’s wrongful holding over; (iii) waive or relinquish any claim for prior obligations owed pursuant to the Lease, including but not limited to the payment of Rent and Other Charges; (iv) a waiver of Landlord’s claim to possession; and (v) will not prejudice any other rights or remedies available to Landlord under this Lease or by Law, including without limitation any damages due to late delivery or inability to deliver the Premises to a succeeding occupant.
ARTICLE 3. RENT AND OTHER CHARGES.
3.1 BASE RENT. Commencing on the Commencement Date, Tenant will pay to Landlord as Base Rent for the Premises the sum per month specified in Section 1.5(a) of the FLP. Base Rent must be paid to Landlord on or before the first day of the Term and on or before the first day of each and every successive calendar month thereafter during the Term hereof, without any deduction or offset whatsoever. In the event the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then Base Rent and Tenant’s share of other charges for the first and last fractional months of the Term will be appropriately prorated on the basis of a thirty (30) day calendar month. Upon execution of this Lease, Tenant shall pay to Landlord the Prepaid Rent as specified in Section 1.5(b) of the FLP. Any discrepancy discovered after the Commencement Date in connection with the square footage stated in Section 1.3 of the FLP shall not be the basis for a reduction or an increase in

Base Rent, Tenant’s Share of Other Charges, or any or costs, fees, expenses or payments clue from Tenant to Landlord under this Lease, unless otherwise agreed to in writing by Landlord and Tenant.
3.2 PREPAID RENT. Upon execution of this Lease, Tenant has deposited with Landlord the Prepaid Rent set forth in Section 1.5(b) of the FLP. The Prepaid Rent will be applied to Tenant’s Base Rent obligation as it accrues under this Lease until exhausted and Tenant’s obligation to make actual payments of Base Rent shall be correspondingly reduced.
3.3 OTHER CHARGES. Commencing on the Commencement Date, in addition to the Base Rent, Tenant agrees that all Other Charges to be paid by Tenant hereunder will he deemed, for the purposes of securing collection only, to be additional rent under this Lease, whether so designated or not, and will be due and payable together with the next succeeding installment of Base Rent, whichever first occurs. Landlord has the same rights and remedies upon Tenant’s failure to pay Other Charges as for the non-payment of Base Rent. Landlord has the right (but not the obligation) to pay for or perform any act which requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease within any applicable grace period. In the event Landlord elects to pay such sums or perform such acts requiring money expenditures, Tenant agrees to pay Landlord, upon demand, all such sums, which are deemed to be additional rent for the purpose of securing the collection.
3.4 PLACE AND METHOD OF PAYMENT. All Rent and Other Charges will be paid to Landlord, without deduction or offset, in lawful money of the United States of America at the location set forth in Section 1.5(e) of the FLP, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments shall not be deemed received until actual receipt thereof by Landlord. All Rent and Other Charges payable by Tenant to Landlord hereunder, if not received by Landlord when due, will bear interest from the due date until paid at the Default Interest Rate. Landlord’s acceptance of any interest payments will not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the rights and remedies available to Landlord under this Lease or by Law. Landlord’s acceptance of Rent hereunder, whether or not a partial payment of any Rent owed, shall not be a waiver of any preceding breach by Tenant to pay the particular Rent so accepted, and specifically, Landlord shall not be deemed to have waived its right to full payment or recovery of possession of the Premises due to the acceptance by Landlord of any partial payments. Notwithstanding the stated intent of Tenant with respect to any payment made to Landlord, Landlord retains the right to allocate any payment received from Tenant to any amount otherwise owing from Tenant hereunder in Landlord’s sole and absolute discretion.
ARTICLE 4. TENANT’S SHARE OF OPERATING EXPENSES AND PROPERTY TAXES.
4.1 PAYMENT. In addition to Base Rent payable during each Expense Year or part thereof during the Term of this Lease, Tenant will pay Tenant’s Share of the total increase, if any, in Operating Expenses and Property Taxes for such Expense Year over the Base Operating Expenses and Base Property Taxes,
4.2 ESTIMATE OF TENANT’S SHARE OF OPERATING EXPENSES AND PROPERTY TAXES. Tenant’s share of increases in Operating Expenses and Property Taxes (calculated pursuant to Section 4.1 of this Lease) will be paid in accordance with the procedures set forth in this Section 4.2 of the Lease. Prior to the commencement of each Expense Year or as soon thereafter as practicable, Landlord will give Tenant its Expense Notice. On or before the first day of each month during the immediately following Expense Year, Tenant will pay to Landlord one-twelfth (1/12th) of such estimated amount contained in Landlord’s Expense Notice, provided that if such Expense Notice is not given prior to the commencement of the ensuing Expense Year, Tenant will continue to pay on the basis of the prior Expense Year’s estimate until the month after such Expense Notice is given at which time Tenant will commence paying the amount set forth in such Expense Notice. Tenant will pay any differences between the sum set forth in the Expense Notice and the sums paid until the date of receipt of the Expense Notice with the next installment of Base Rent. If at any time or times it appears to Landlord that the actual Operating Expenses or Property Taxes for the current Expense Year will vary from its estimate contained in the Expense Notice by more than three percent (3%), Landlord may, by notice to Tenant, revise its estimate for such Expense Year, and subsequent monthly payments by Tenant for such Expense Year will be based upon such revised estimate.
4.3 ANNUAL RECONCILIATION. Within one hundred twenty (120) days after the close of each Expense Year or as soon thereafter as practicable, Landlord will deliver to Tenant the following: (i) a statement of Other Charges for such Expense Year, certified by Landlord’s property manager; and (ii) a statement of the payments of Other Charges actually made by Tenant for such Expense Year. If on the basis of such statements Tenant owes an amount that is less than the total estimated payments for such Expense Year previously made by Tenant, Landlord at its election will either promptly refund the amount of such overpayment to Tenant or credit such excess against Tenant’s subsequent obligations to pay Rent and Other Charges. If on the basis of such statements Tenant owes an amount that is more than the total estimated payments for such Expense Year previously made by Tenant, Tenant will pay the deficiency to Landlord within thirty (30) days after delivery of such statements to Tenant. The termination of this Lease will not affect the obligations of Landlord and Tenant pursuant to Section 4.3 of this Lease to be performed after such termination, provided, however, that Tenant’s share of Operating Expenses and Property Taxes shall be equitably prorated through the termination date and Tenant shall only be responsible for its share that accrued on or prior to the termination date. In the event Tenant objects in writing to any such year-end statement for Other Charges within sixty (60) days after receipt of such statement, then Tenant shall have the right, during the six (6) month period following delivery of such statement, at Tenant’s sole cost, to review in Landlord’s offices Landlord’s records relevant to such statement. Such review shall be carried out only by a nationally recognized accounting firm and not by any other person, and shall be subject to Landlord’s reasonable audit procedures. No person conducting such an audit shall be compensated on a “contingency” or other incentive basis. If, as of the date sixty (60) days after Tenant’s receipt of such year-end statement or billing, Tenant shall not have objected thereto in writing, or if, during the six (6) month period following delivery of such statement or billing, Tenant shall not have carried out a review of Landlord’s records, then such year-end statement or billing, as the case may be, shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such statement or billing. If Tenant timely delivers a written objection to a year-end statement or billing and, within such six (6) month period, Tenant conducts an audit and delivers to Landlord a written statement specifying objections to such annual statement, then Tenant and Landlord shall meet to attempt to resolve such objection within ten (10) days after delivery of the objection statement. If such objection is not resolved within such ten (10) day period, then either party shall have the right, at any time within sixty (60) days after the expiration of such ten (10) day period, to require that the dispute be submitted to binding arbitration under the rules of the American Arbitration Association. If neither Landlord nor Tenant commences an arbitration proceeding within such sixty (60) day period, then the year-end statement in question shall be final and binding on Landlord and Tenant. Notwithstanding that any such dispute remains unresolved, Tenant shall be obligated to pay Landlord all amounts payable in accordance with this Section 4.3 (including any disputed amount). The audit and arbitration procedures set forth in this Section 4.3 shall be Tenant’s exclusive remedy with respect to the calculation of the amount of Tenant’s obligations under this Section 4.3. In the event that it is finally determined that Landlord over billed Tenant by more than four percent (4%), then, provided that Tenant delivers to Landlord a written statement setting forth in reasonable detail the expenses actually incurred by Tenant in conducting such audit, Landlord shall reimburse Tenant for reasonable expenses incurred in connection with such audit. In all events, Landlord shall pay Tenant the amount of any overpayment. The results of any review or audit of Other Charges conducted pursuant to this Section 4.3, shall be held strictly confidential by Tenant.
Lessor shall keep full, accurate, and separate books of account covering all Lessor’s Operating Expenses and Property Taxes, and the statement to Lessee shall accurately reflect the total Operating Expenses and Property Taxes and Lessee’s pro rata share. The books of account shall be retained by Lessor for a period of at least two years after the expiration of each calendar year. Lessee shall have the right at all reasonable times during the Term to inspect the books of account.
4.4 TAXES ON TENANT’S PERSONALTY. Tenant will pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed upon or against Tenant’s Personalty installed or located on or within the Premises. Tenant will cause its Personalty to be assessed and billed separately from the Building. If any of Tenant’s Personalty is assessed with the Building, Tenant will pay to Landlord the taxes attributable to Tenant’s Personalty within thirty (30) days after delivery of a written statement from Landlord to Tenant setting forth the taxes applicable to Tenant’s Personalty.
ARTICLE 5. SECURITY DEPOSIT AND LETTER OF CREDIT.
     Landlord and Tenant agree and acknowledge that Tenant may post the Security Deposit of Three Hundred Thousand Dollars ($300,000.00) in either the form of cash or a letter of credit meeting the requirements of this Section 5, at Tenant’s election.
5.1 SECURITY DEPOSIT. Concurrent with execution of this Lease by Tenant, Tenant will deposit with Landlord the sum specified in the Section 1.6 of the FLP (the “Deposit”). The Deposit will be held by Landlord as security for the faithful performance by Tenant of all provisions of this Lease to be performed or observed by Tenant, including the payment of Rent. If Tenant fails to pay any Rent or Other Charges (and is not in good faith disputing Other Charges) due hereunder, Landlord may at its option, and without prejudice to any other remedy it has, apply or retain all or any portion of the Deposit for the payment any Rent or Other Charges in default or the payment of any other sum to which Landlord may become obligated by Tenant’s default, or to compensate Landlord for any losses or damage which Landlord may suffer thereby.

If Landlord so uses or applies all or any portion of the Deposit, then within ten (10) business days after Tenant’s receipt of written demand therefor, Tenant will deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof. Tenant’s failure to restore the Deposit by the end of such ten (10) business day period will constitute an Event of Default on the part of Tenant. Landlord’s application or retention of the Deposit will not constitute a waiver of Tenant’s default to the extent that the Deposit does not fully compensate Landlord for all losses or damages incurred by Landlord in connection with such default and will not prejudice any other rights or remedies available to Landlord under this Lease or by Law. Landlord will not be required to keep the Deposit separate from its general accounts. So much of the Deposit as has not been applied by Landlord, will he returned, less amounts retained to cover uncured defaults, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty {30) days after the later of (i) expiration of the Term of this Lease; or (ii) vacation of the Premises by Tenant. No trust relationship is created between Landlord and Tenant with respect to the Deposit. Landlord will deliver the Deposit to the purchaser or assignee of Landlord’s interest in the Premises and thereupon Landlord will be discharged from any further liability with respect to the Deposit. Tenant agrees and acknowledges that no interest will be paid to Tenant on the Deposit. Tenant hereby waives (i) California Civil Code Section 1950.7, as amended or recodified from time to time, and any and all other laws, rules and regulations, now or hereafter in force, applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now or will have in the future relating to or arising from the Security Deposit Laws.
5.2 LETTER OF CREDIT. Concurrent with the execution of this Lease, Tenant will deliver to Landlord the Letter of Credit in the amount set forth in Section 1.7 of the FLP as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease, including but not limited to the payment of Base Rent and Other Charges, and all other sums owed under the Lease, provided, however, that neither the Letter of Credit nor any Letter of Credit proceeds therefrom will be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at Law upon Tenant’s default. The Letter of Credit will be maintained in effect from the date of this Lease through ninety (90) days after the expiration or earlier termination of the Term as the same may be extended in accordance with the provisions of Addendum #1 or Addendum #2, attached hereto. On or prior to the expiration of such ninety (90) day period, Landlord will return to Tenant the Letter of Credit (unless presented for payment as provided herein) and any Letter of Credit proceeds then held by Landlord (other than those held for application by Landlord as provided herein, including application to cure any failure by Tenant to restore the Premises as required by this Lease upon the surrender of the Premises). In no event will any such return be construed as an admission by Landlord that Tenant has performed all of its obligations pursuant to the Lease. Landlord will not be required to segregate the Letter of Credit proceeds from its other funds and no interest will accrue or be payable to Tenant with respect thereto. Landlord may (but is not required to) draw upon the Letter of Credit and use the Letter of Credit proceeds or any portion thereof (i) to cure any Event of Default by Tenant which continues beyond the period of notice and opportunity to cure provided in this Lease, or (ii) to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its obligations hereunder following expiration of the notice period provided in this Lease; or (iii) to provide additional security in the event the Letter of

Credit has not been replaced at least thirty (30) days before expiration of its term. Use of the Letter of Credit proceeds will not constitute a bar or defense to any of Landlord’s other remedies under this Lease. In such event and upon written notice from Landlord to Tenant specifying the amount of the Letter of Credit proceeds so utilized by Landlord and the particular purpose for which such amount was applied, Tenant will immediately deliver to Landlord an amendment to the Letter of Credit or a replacement thereof in an amount equal to one hundred percent (100%) of the amount required to increase the available amount thereof to an amount equal to the amount specified in Section 1.7 of the FLP. Tenant’s failure to deliver such amendment or replacement to Landlord within ten (10) business days of Landlord’s notice will constitute an Event of Default hereunder. No lessor under any ground or underlying lease or holder of or beneficiary under a mortgage or deed of trust, nor any purchaser at any judicial or private foreclosure sale of the Project or any portion thereof will be responsible to Tenant for such Letter of Credit or any Letter of Credit proceeds unless such lessor, holder or purchaser has actually received the Letter of Credit or Letter of Credit proceeds.
The Letter of Credit will be for the entire Term of the Lease, and must provide: (i) that Landlord may make partial and multiple draws thereunder, up to the face amount thereof; (ii) that Landlord may draw upon the Letter of Credit up to the full amount thereof, as determined by Landlord, and the issuing bank (“Bank”) will pay to Landlord the amount of such draw upon receipt by the Bank of a sight draft signed by Landlord and accompanied by a Landlord’s Certificate; and (iii) that the Landlord may draw on the Letter of Credit at a location of the Bank to be reasonably approved by Landlord. In the event Landlord assigns or other transfers its interest in this Lease, the Letter of Credit will be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the Bank will confirm the same to Landlord and such assignee or transferee. In the event that the Bank fails to notify Landlord that the Letter of Credit will not be renewed and Tenant has not delivered to Landlord, at least thirty (30) days prior to the relevant renewal date, a replacement Letter of Credit meeting the requirements set forth herein, then Landlord will be entitled to draw on the Letter of Credit as provided above, and will hold and apply the proceeds of such draw pursuant to Section 5.2 of this Lease.
Landlord’s draw upon the Letter of Credit Proceeds arc in addition to any rights it has to draw upon any Security Deposit in this Lease. Furthermore, Landlord may draw upon and execute on the Letter of Credit process upon the occurrence of an Event of Default pursuant to Section 20.1 of the Lease in order to recover unamortized brokers commissions and unamortized Tenant Improvement costs, provided, however, that upon cure of such Event of Default, Landlord shall immediately pay to Tenant all such drawn funds. Tenant’s failure to deliver, maintain, or renew the Letter of Credit pursuant to the obligations of this Section 5.2 will be deemed an Event of Default.
5.3 REDUCTION IN SECURITY. Provided an Event of Default has not occurred during the first nineteen (19) months of the Term, then Tenant shall be entitled to reduce the security (whether in the form of a Security Deposit or Letter of Credit) by fifty percent (50%). Landlord shall promptly take all actions requested by Tenant to effect such reduction.

ARTICLE 6. TENANT’S USE.
6.1 USE OF THE PREMISES. Tenant will use the Premises exclusively for the Approved Use set forth in Section 1.8 of the FLP. Tenant will not use, or permit the Premises or any part thereof to be used, for any purpose other than the Approved Use. Tenant shall not allow occupancy in the Premises which creates a density greater than a reasonable office density, and as permitted by applicable Laws. Tenant further covenants and agrees that it shall not use, or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the Rules and Regulations, attached hereto as Exhibit D, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Landlord shall not be responsible to Tenant for the nonperformance of any of such rules and regulations by or otherwise with respect to the acts or omissions of any other tenants, guests or occupants of the Building.
6.1.1 PROHIBITED USE IMPACT ON LANDLORD’S INSURANCE. No use, including, but not limited to the Approved Use, will be made or permitted to be made of the Premises, nor acts done in, on or about the Premises, that will increase the existing rate of Landlord’s Insurance upon the Building or the Project, or cause a cancellation of any policy of Landlord’s Insurance covering the Building or the Project, Tenant will not sell or permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policies. At the sole election of Landlord, any notice of increase or cancellation of any insurance policy whatsoever covering the Building or Project, or any part thereof, due to the acts of omissions of Tenant will constitute a non curable Event of Default hereunder. If any act or omission of Tenant results in any increase in premium rates or in a cancellation of any policy of insurance maintained by Landlord relating to the Building, the Project, or any part thereof, Tenant will within thirty (30) days of written notification by Landlord, reimburse to Landlord any and all costs and expenses, including overhead, staffing and commissions, incurred by Landlord as a result thereof, together with the amount of any increase in premiums incurred by Landlord whether with respect to existing policies or any replacement policies of insurance obtained by Landlord in the event of a cancellation of any policy of Landlord’s Insurance.
6.1.2 WASTE AND OTHER PROHIBITED USES. Tenant will not commit, or suffer to be committed, any waste upon the Premises, or any public or private nuisance, or other act or thing which may injure, annoy or disturb the quiet enjoyment of any occupant of neighboring properties or other tenant in the Building or the Project. Without limiting the generality of the foregoing, Tenant will not allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose. Tenant will not place any harmful or hazardous liquids in the drainage system of the Premises, the Building, or the Project. Tenant will not place any loads upon the floors, walls, ceilings or roof which might endanger the structure, nor overload any electrical, plumbing, telecommunications, mechanical or other systems.
6.2 TRASH AND REFUSE REMOVAL. Tenant’s waste materials and refuse will not be dumped upon or permitted to remain upon any part of the Premises, the Building, or the Project except in trash containers placed inside exterior enclosures approved for that purpose by Landlord, or inside the Building proper where designated by Landlord. No materials or articles of any nature belonging to Tenant will be stored upon or permitted to remain outside of the

Building. Except as may be otherwise provided herein, Tenant will not place anything or allow anything to be placed near the glass of any window, door, partition or wall that may appear unsightly from outside the Premises (including the Common Areas and hallways of the Premises). Landlord retains the right to require Tenant to relocate any such materials or articles; Tenant’s failure to do so will constitute an Event of Default. No loudspeaker or other device, system or apparatus that can be heard outside the Premises will be used in or at the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.
6.3 MOLD. Tenant agrees to maintain the Premises in a manner that prevents the occurrence of an infestation of mold, mildew, microbial growths, and any associated mycotoxins in the Premises, and shall comply, at a minimum, with the following: (i) Tenant agrees to immediately fix/abate any water intrusion, such as plumbing leaks, drips, or “sweating” pipes; (ii) Tenant agrees to use all reasonable care to close all windows and other openings in the Premises to prevent outdoor water from penetrating into the interior unit; (iii) Tenant agrees to clean and dry any visible moisture on windows, walls, and other surfaces, including personal property, as soon as reasonably possible; (iv) Tenant agrees to keep the Premises free of dirt and debris that can harbor mold; (v) Tenant agrees to regularly clean and sanitize, windows, bathrooms, kitchens, and other surfaces where water, moisture condensation, and mold can collect; (vi) Tenant agrees to maintain regular air flow and circulation throughout the Premises; (vii) Tenant agrees to limit the indoor watering of plants; (viii) Tenant agrees to prevent the overflow or release of water from bathrooms or kitchens, including but not limited to toilets, sinks, kitchen appliances, and other receptacles of water; (ix) Tenant agrees to maintain and not obstruct fresh air supply to furnace, air conditioner or heater ducts; (x) Tenant agrees to maintain and not obstruct ventilation at all locations in the Premises; (xi) Tenant agrees to prevent the clogging of all plumbing; (xii) Tenant agrees to not engage in any conduct that promotes or creates Mold growth; (xiii) Tenant agrees to report within forty-eight (48) hours the following to Landlord: (a) any non-working fan, heater, air conditioner or ventilation system; (b) plumbing leaks, drips, sweating pipes, wet spots; (c) overflows from bathroom, kitchen, or other facilities, including but not limited to tubs, showers, shower enclosures, toilets, sinks, kitchen appliances, or other receptacles of water, especially in cases where the overflow may have permeated walls, floors, ceilings or fixtures; (d) water intrusion of any kind; (e) any mold or black or brown spots or moisture on surfaces inside the Premises; (f) broken plumbing systems or standing water near structures; (g) any discovery of adverse health conditions or symptoms related to mold growth at the Premises; (h) any discovery of allergies, predisposition to or heightened risk of adverse health reactions or hypersensitivity, to mold growth at the Premises; and (i) any odors consistent with mold growth. Tenant agrees to not to use any methods of mold investigation, testing, remediation and repair that are speculative and not generally accepted within the scientific community. As of the date of this lease such speculative and generally unaccepted methods of investigation, testing, remediation and repair include: (1) any use of settled dust vacuum sampling; (2) any use of interior wall cavity air sampling; (3) Tenant’s use of do-it-yourself mold investigation kits; and (4) use of any methods that have not been peer reviewed and generally accepted within the scientific community.
     Except to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord’s agents, Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s agents from and against any and all claims, demands, liabilities, judgments, actions, damages, causes of action or otherwise, in any manner related to the presence in the Premises or the Building of mold which was caused or contributed to by the negligence or willful misconduct of Tenant.
     In like manner, except to the extent caused by the negligence or willful misconduct of Tenant or any of Tenant’s agents, Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s agents from and against any and all claims, demands, liabilities, judgments, actions, damages, causes of action or otherwise, in any manner related to the presence in the Premises or the Building of mold which was caused or contributed to by the negligence or willful misconduct of Landlord.
6.4 CC&R’s AND RULES AND REGULATIONS. Tenant will comply with the following: (i) any and all covenants, conditions and/or restrictions (“CC&R’s”) affecting or subsequently affecting the Premises, the Building or the Project; and (ii) the Rules and Regulations attached as Exhibit D to this Lease and any reasonable modifications and additions thereto from time to time promulgated by Landlord in writing. In the event of a conflict between the terms of the Lease and the Rules and Regulations attached as Exhibit D to the Lease, the Lease will govern.
6.5 HAZARDOUS MATERIALS.
6.5.1 USE AND INDEMNITY. Tenant will not store, use, generate, produce, manufacture, distribute, sell, handle, broker, release, or dispose of any Hazardous Materials on or about the Premises, provided that Tenant will have the right to store and use reasonable amounts of chemicals and/or solvents used for ordinary office equipment and ordinary office uses so long as such chemicals and/or solvents are stored and/or used in accordance with applicable Law and any and all instructions accompanying such products relating to the use and disposal of such products. Notwithstanding anything to the contrary contained in this Lease, neither Tenant nor any Tenant Party shall be liable or responsible (legally, financially or otherwise) with respect to any Hazardous Materials except for Hazardous Materials that are brought onto or negligently permitted by Tenant or any Tenant Party to enter on, in or under the Premises, the Building or the Project (collectively referred to as “Tenant Hazardous Materials”). The term “Landlord Hazardous Materials” shall mean all Hazardous Materials present at the Project or Building prior to the Commencement Date as well as Hazardous Materials which are stored, generated, handled, brokered, released, produced, manufactured, used or disposed of by Landlord or Landlord Parties following the Commencement Date (but shall specifically exclude any Hazardous Materials brought onto, or disposed, released, or used at the Project or Building after the Commencement Date by anyone other than the Landlord or Landlord Parties). Tenant shall fully comply with all requirements of all applicable Laws to the extent they pertain to Tenant Hazardous Materials. In the event that the existence of Hazardous Materials (other than Tenant Hazardous Materials) on, in or under the Premises, the Building or the Project interferes with Tenant’s use of the Premises, such situation shall be handled pursuant to the provisions of Article 11 as though such existence constituted a casualty for purposes of Rent and Property Taxes abatement and termination rights.
     Except to the extent that claims, demands, causes of action, damages, costs and liabilities (including attorneys’ fees and costs), arising out of, in connection with, or in any way related to, the storage, generation, handling, brokering, release, production, manufacturing, use or disposal of any Tenant Hazardous Materials, are caused by the negligence or willful misconduct of Landlord or any Landlord Party, Tenant will be responsible for, and will defend, indemnify and hold Landlord Parties harmless from and against all claims, demands, causes of action, damages, costs and liabilities, including attorneys’ fees and costs, arising out of, in connection with, or in any way related to, the storage, generation, handling, brokering, release, production, manufacturing, use or disposal of any Tenant Hazardous Materials by Tenant Parties, whether or not such storage, use, generation, handling, brokering, release, production, manufacturing or disposal of such Tenant Hazardous Materials was directly caused by Tenant or the Tenant Parties.
     Landlord shall fully comply with all requirements of all applicable Laws to the extent they pertain to Landlord Hazardous Materials. Except to the extent that claims, demands, causes of action, damages, costs and liabilities (including attorneys’ fees and costs), arising out of, in connection with, or in any way related to, the storage, generation, handling, brokering, release, production, manufacturing, use or disposal of any Landlord Hazardous Materials, are caused by the negligence or willful misconduct of Tenant or any Tenant Party, Landlord will be responsible for, and will defend, indemnify and hold Tenant Parties harmless from and against all claims, demands, causes of action, damages, costs and liabilities, including attorneys’ fees and costs, arising out of, in connection with, or in any way related to, presence on, in or under the Premises, the Building or the Project and the storage, generation, handling, brokering, release, production, manufacturing, use or disposal of any Landlord Hazardous Materials by Landlord Parties (which the parties expressly agree excludes the release, use or disposal of Hazardous Materials by any party other than the Landlord or Landlord Parties), whether or not such storage, use, generation, handling, brokering, release, production, manufacturing or disposal of such Tenant Hazardous Materials was directly caused by Tenant or the Tenant Parties.
6.5.2 REMEDIATION. If any removal, clean-up, remediation or restoration work is required by Law due to the presence of Tenant Hazardous Materials on or about the Premises, the Building, the Project or surrounding properties, then Tenant will, at its sole cost and expense, (except to the extent any such removal, clean-up, remediation or restoration work is caused by the negligence or willful misconduct of Landlord or any Landlord Party), promptly take or cause to be taken any and all action necessary to perform such removal, clean-up, remediation or restoration work. Tenant will be solely responsible for, and will defend, indemnify and hold Landlord and all Landlord Parties harmless from and against, all claims, demands, damages, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any such removal, remediation, clean-up or restoration work (including but not limited to all labor and materials). At Landlord’s sole election, Landlord may perform or cause to be performed any such removal, remediation, clean-up or restoration work (including but not limited to all labor and materials) and thereafter, Tenant will reimburse Landlord for all actual costs and expenses therein incurred within fifteen (15) days of receipt of a written demand therefor accompanied by reasonable supporting data.
6.5.3 TESTING. If Landlord has good cause to believe that the Premises, the Building or the Project have or may have become contaminated by Tenant Hazardous Materials, Landlord may cause tests to be performed, including tests of the air, soil and ground water, to detect the presence of Tenant Hazardous Materials. The cost of such tests will be paid by Tenant within fifteen (15) days of receipt of a written demand therefor accompanied by reasonable supporting data evidencing the presence of Tenant Hazardous Materials. Tenant will permit immediate access to the Premises with reasonable prior notice, for any such testing.
6.5.4 SURVIVAL. The termination or expiration of the Lease will not terminate the parties’ respective rights and obligations under this Article 6 of the Lease and the parties hereto expressly agree that the provisions contained herein will survive the termination or expiration of Tenant’s leasehold estate. The obligations imposed on Tenant pursuant to this Article 6 of the Lease are in addition to, and not in lieu of the obligations imposed on Tenant pursuant to Article 13 of this Lease. The provisions of this Article 6 of the Lease creating Tenant duties and obligations are for the benefit of the Landlord only and will not be construed to be for the benefit of any other person or occupant of the Premises.
6.6 PARKING.
6.6.1 NON EXCLUSIVE PARKING. Tenant will be entitled to the non-exclusive, unreserved, use of the number of parking spaces specified in Section 1.9 of the FLP (the “Parking Spaces”), in the parking lot directly adjacent to the Building and intended to service the Building (the “Parking Area”). Use of all Parking Spaces and the Parking Area will be subject to the rules and regulations established by Landlord in its sole discretion. The rules and regulations may be reasonably altered at any time and from time to time during the Term of the Lease. Landlord does not intend to restrict or designate the location of Tenant’s Parking Spaces. However, Landlord reserves the right to designate the location of Tenant’s Parking Spaces in Landlord’s sole discretion. Neither Tenant nor Tenant’s agents will at any time use more parking spaces than the number allocated to Tenant pursuant to Section 1.9 of the FLP, and Landlord shall take reasonable commercial actions to cause other tenants to not utilize such number of parking spaces as to preclude Tenant’s use, at all times, of the Parking Spaces. Tenant, and Tenant’s agents will not park, or permit the parking of, their vehicles in any portion of the Parking Area not designated by Landlord as a non-exclusive parking area. Tenant and Tenant’s agents will not have the exclusive right to use any specific parking space. Landlord shall not charge Tenant for Tenant’s use of the Parking Space (unless required by Law). Tenant shall have the right to lease from Landlord for Tenant’s use, additional parking spaces at the prevailing market rates established from time to time by Landlord, as and when made available to Tenant by Landlord. Tenant’s parking rights and privileges are personal, and may not be assigned or transferred without Landlord’s prior written consent, which consent Landlord may withhold in its reasonable discretion.
6.6.2 AVAILABILITY OF PARKING. Notwithstanding the number of Parking Spaces held by Tenant hereunder for Tenant’s non-exclusive use, in the event Landlord is required to reduce the number of parking spaces in the Parking Area by reason of any Law relating to or affecting parking at the Parking Area, or any cause beyond Landlord’s reasonable control, Landlord will have the right to proportionately reduce the number of Tenant’s Parking Spaces and the non-exclusive parking spaces of other tenants of the Building. Landlord reserves the right in its absolute discretion to: (i) determine whether the Parking Area is becoming overcrowded, and in such event to re-allocate parking spaces among Tenant and other tenants of the Building, including the reduction in the number of Parking Spaces allocable to Tenant; and (ii) to have any vehicles owned by Tenant or Tenant’s agents and parked in violation of the provisions of this Section 6.5 of the Lease or Landlord’s rules and regulations relating to parking, towed away at

Tenant’s cost, after giving Tenant reasonable notice. In the event Landlord elects or is required by any Law to limit or control parking in the Parking Area, by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Landlord. Landlord will have the right to close all or any portion of the Parking Area at reasonable times for any purpose, including, without limitation, the prevention of a dedication thereof, or the accrual of rights in any person or the public therein. Employees of Tenant will be required to park in areas designated for employee parking, if any. The Parking Area will not be used by Tenant or Tenant’s agents for any purpose other than the parking of motor vehicles and the ingress and egress of pedestrians and motor vehicles. Landlord shall give Tenant one business day’s notice before causing any vehicle to be towed.
ARTICLE 7. SERVICES.
7.1 LANDLORD’S OBLIGATION TO MAINTAIN COMMON AREAS. Landlord will maintain the Common Areas of the Project, including lobbies, stairs, elevators, corridors, restrooms, windows, the life safety, heating, ventilating and air-conditioning, plumbing and electrical systems serving the Common Areas, the Building and the Project, in reasonably good order and condition. The cost will be included in Operating Expenses, except for damage occasioned by the acts or omissions of Tenant or Tenant Parties, which damage will be repaired by Landlord at Tenant’s sole cost and expense. Tenant expressly releases Landlord from any and all liability for theft, burglary, damage or destruction, or injury to persons or property caused by persons gaining access to the Project, the Building or the Premises, excepting only losses or damages resulting from the negligence or willful misconduct of Landlord.
7.2 SERVICES PROVIDED. Subject to the other provisions of this Lease and to the Rules and Regulations, Landlord will furnish the Premises with: (i) electricity for lighting and the operation of normal office machines, (ii) heat, ventilation and air-conditioning to the extent reasonably required in Landlord’s judgment for comfortable occupancy by Tenant in its use of the Premises and permitted by applicable law or governmental regulation during the period of 8:00 a.m. to 6:00 p.m. on weekdays (except legal holidays observed by the federal government) or such shorter period as may be prescribed by any applicable policies or regulations adopted by any utility or governmental agency (federal, state or local), (iii) elevator service, (iv) lighting replacement (for building standard lights), (v) restroom supplies, (vi) window washing with reasonable frequency as determined in Landlord’s judgment, and (vii) janitorial service five (5) times per week (except holidays) at such times and on such days as Landlord will determine, which janitorial service will be limited to refuse removal, light vacuuming as needed, and dusting and general cleanup as needed. Throughout the Term, Tenant will pay to Landlord, upon demand, as Additional Rent, the cost of all electricity furnished to the Premises that exceeds Landlord’s reasonable determination of standard office electricity consummation. In the event that Landlord determines that Tenant’s electricity usage exceeds standard office electricity consumption, Landlord shall be permitted to separately meter Tenant’s Premises, at Tenant’s Cost, and Tenant shall pay electricity costs pursuant to the separate meter reading. If Tenant occupies an entire floor or floors, Landlord will bill such excess costs to Tenant to the extent electrical service is furnished to the floor or floors on which the Premises are located. If the Premises are located on a multi-tenant floor, Tenant will only be responsible for it’s pro rata share of such excess costs as reasonably determined by Landlord. If on the basis of electrical bills Landlord determines that Tenant’s electrical costs will exceed said limitation, Landlord may bill Tenant on a monthly basis in advance for Tenant’s estimated share of such costs. At the end of each Expense Year, Landlord will compare the estimated amounts paid by Tenant to the actual electrical costs payable by Tenant. If Tenant owes an amount that is less than the estimated payments actually made by Tenant, Landlord at its election will either promptly refund the amount of any overpayment to Tenant or credit such excess against Tenant’s subsequent Rent obligations. If Tenant owes an amount that is more than the estimated payments, Tenant will pay any deficiency to Landlord within thirty (30) days after demand therefore. Tenant agrees to cooperate with Landlord and to abide by all regulations and requirements which Landlord may prescribe for the proper functioning and protection of heating, ventilating and air-conditioning systems.
7.3 HVAC SYSTEM. If the temperature otherwise maintained in any portion of the Premises by the HVAC System is affected as a result of: (i) the type or quantity of any lights, machines, or equipment (including without limitation typical office equipment) used by Tenant in the Premises; (ii) the occupancy of such portion of the Premises by more than one person per two hundred (200) square feet of Rentable Area of the Premises; (iii) an electrical load for lighting or power in excess of the limits otherwise specified herein; or (iv) any rearrangement of partitioning or other improvements, then at Tenant’s sole cost and expense, Landlord shall cooperate with Tenant to determine the type of equipment to be installed and shall install any reasonably appropriate Temperature Balance Equipment, or modify any existing equipment (including the standard HVAC System) Landlord reasonably deems necessary to restore the temperature balance (collectively the “Temperature Balance Equipment”). Tenant agrees to keep closed, when necessary, blinds and draperies which, because of the sun’s position, must be closed to provide for the efficient operation of the HVAC System. Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC System. Landlord makes no representations to Tenant regarding the adequacy or fitness of the HVAC System to maintain temperatures that may be required for, or because of, any abnormal or excessive computer or communications requirements of Tenant, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional energy normally required for office equipment, and Landlord will have no liability for loss or damage suffered by Tenant or others in connection therewith.
7.4 INTERRUPTION OF SERVICE. If Landlord uses reasonable efforts, Landlord will not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor will it constitute a constructive eviction, nor breach of any express or implied covenant of quiet enjoyment, and Rent and Other Charges will not be abated by reason of: (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the services described in this Article 7 of this Lease; (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building; (iii) shut down due to maintenance, repairs, security purposes, casualty, force majeure or threatened terrorist acts; (iv) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other utility serving the Premises or the Building; or (v) impracticability of performance by Landlord in furnishing Building standard services described in Section 7.2 of this Lease. Landlord will use reasonable efforts to diligently remedy any interruption in the furnishing of such services. Landlord’s obligation to provide utilities and services for the Premises are subject to the Rules and Regulations. If Landlord uses reasonable efforts, an interruption in, or failure or inability to provide any service or utilities for the Premises, for any reason, such interruption, failure or inability will not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for incidental or consequential damages or loss of business by Tenant.
7.5 GOVERNMENTAL CONTROLS. In the event any governmental authority having jurisdiction over the Project (including the surrounding property) promulgates or revises any legal requirements or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Tenant, Landlord, the Project or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Controls”), or in the event Landlord is required or elects to make alterations to the Premises or the Building in order to comply with such Controls, Landlord may, in its sole discretion, comply with such Controls or make such alternations to the Premises or the Building related thereto. If, as a result of any Controls, Landlord imposes a curtailment of services or equipment in the Premises or the Building, Tenant will comply therewith and will be liable to Landlord for any surcharge, fine or fee imposed due to any violation thereof by Tenant. Such compliance and the making of such alterations will not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for incidental or consequential damages, or loss of business by Tenant. Any and all costs associated with Landlord’s compliance with such Controls will be deemed an Operating Expense hereunder.
7.6 USE OF FACILITIES. Without obtaining Landlord’s prior written consent, which consent may be given or withheld in Landlord’s reasonable discretion, Tenant will not use any heat generating machines or equipment or lighting which affect the temperature otherwise maintained by the Building HVAC system. If Landlord grants such consent, Landlord will have the right to install supplementary air-conditioning facilities in the Premises or otherwise modify the HVAC system serving the Premises, and the cost of such facilities and modifications (including without limitation the cost of design, installation, metering, operating and maintenance) will be paid by Tenant. Tenant will not install lighting requiring power in excess of that required for normal office use in the Building without obtaining Landlord’s prior written consent. If Landlord grants such consent, Tenant will pay the cost of such excess power together with the cost of installing any additional risers, transformers, structural support to the Building or Premises, panels or other facilities that may be necessary to furnish such excess power to the Premises. Tenant will not connect or use any apparatus or device in the Premises: (i) that uses current in excess of 110 volts, (ii) that would cause Tenant’s electrical demand load to exceed 1.0 watts per square foot of Rentable Area of the Premises for overhead lighting or 2.0 watts per square foot of Rentable Area of the Premises for convenience outlets; or (iii) that would exceed the capacity of the existing panel or transformer serving the Premises. Tenant will not connect any apparatus or device with electric current serving the Premises except through existing electrical outlets in the Premises. Tenant will not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of the initial improvements or alterations approved by Landlord). Tenant will not overload any such electrical outlet or the Building’s electrical system. In the event Tenant installs any equipment of any kind whatsoever which overloads any electrical outlet or the Building’s electrical systems, Tenant will immediately terminate such usage and permanently disconnect any such equipment.
All requests for additional HVAC services during hours when such services are not normally furnished by Landlord must be submitted in writing to the management office of the Building upon such advance notice as Landlord will from time to time reasonably prescribe. If Landlord consents to provide additional HVAC service, Tenant will pay to Landlord a reasonable charge as determined by Landlord for all heating or cooling energy to the Premises in excess of that required for normal office use or during hours when HVAC service is not otherwise furnished by Landlord. Landlord will not be responsible for any damages, including incidental and consequently damages, arising out of, or in any way related to Landlord’s failure to accommodate Tenant’s request for HVAC service during hours when such services are not normally furnished by Landlord.
7.7 TENANT’S EMERGENCY GENERATOR. Landlord shall provide Tenant with a location in the Project, to be reasonably determined by Landlord, for Tenant to install a small portable emergency power generator. All costs for such equipment and wiring to the Premises, including installation, permits, and removal at the expiration or earlier termination of this Lease shall be at Tenant’s sole cost. The emergency generator shall not be so loud so as to disrupt other tenants of the Project. The emergency generator shall be installed, wired, located, operated and removed in compliance with all applicable laws.
ARTICLE 8. ALTERATIONS.
8.1 LANDLORD’S REQUIREMENTS. Except for the work provided for in Exhibit B to the Lease which is governed by the terms of Exhibit B to the Lease, Tenant will not make or suffer to be made any alterations (“Alterations”) to or of the Premises or any part thereof, or attach any Personalty to the Premises without obtaining Landlord’s prior written consent. Any Alterations (except the improvements covered by Exhibit B to the Lease that are governed by the provisions of Exhibit B to the Lease and which improvements are not Alterations for the purposes of this Lease) to the Premises consented to by Landlord will be made by Landlord for Tenant’s account. Tenant will reimburse Landlord for all costs incurred by Landlord under this Section 8.1 of the Lease (including reasonable charges for construction administration) within thirty (30) days after receipt of Landlord’s statement therefore. All Alterations to the Premises, including, without limitation, all Tenant Improvements, carpeting, partitions and fixtures of any kind, will become at once a part of the Building and belong to Landlord, except for any telephone control boxes and other telephone equipment (other than wiring), unattached and movable Personalty placed on the Premises by Tenant.
8.2 REMOVAL OF ALTERATIONS AND PERSONALTY. Prior to the expiration or sooner termination of the Term of this Lease, Tenant will (i) remove its unattached and movable Personalty; and (ii) promptly will repair, at its sole cost and expense, any damage to the Premises or the Building caused by such removal. Notwithstanding any other provisions contained in this Lease, Tenant agrees that upon Landlord’s written request made at least thirty (30) days prior to the expiration or termination of this Lease, Tenant, at its sole cost and expense, will remove promptly any Alterations and Personalty designated by Landlord to be removed (except for Tenant Standard Improvements) and repair any damage to the Premises or the Building resulting from such removal. Tenant’s obligation to remove any Alterations and Personalty and to repair any damage resulting from such removal will survive the expiration or termination of this Lease. If Tenant fails to remove any Alterations or Personalty designated by Landlord to be removed, or if Tenant is in default of any provision of this Lease, Landlord will have the right but not the obligation to remove, store and sell the Alterations and Personalty at Tenant’s expense. If Tenant is in default, Landlord will be entitled to apply any proceeds of the sale to Tenant’s obligations under the Law. If Landlord sells Tenant’s Alterations or Personalty pursuant to this provision, Landlord will have no obligation to sell the same at public auction or to conduct a public sale. To the extent allowable by Law, Tenant hereby waives any and all statutes and ordinances relating the disposition of abandoned or unclaimed property.
ARTICLE 9. LIENS.
Tenant will keep the Premises, the Building and the Project free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant, including but not limited to mechanic liens, materialman liens, or other liens of any character, type or nature whatsoever. If Tenant fails to remove any such lien within ten (10) business days after receipt of notice to do so from Landlord, and without waiving its rights based on such breach, Landlord may, in addition to any other remedies, record a bond pursuant to California Civil Code Section 3143, and any successor statute, and all amounts incurred by Landlord will become immediately due and payable by Tenant to Landlord. Landlord has the right to post and keep posted on the Premises any notices that may be provided by Law or that Landlord deems proper for the protection of Landlord, the Premises, the Building and the Project from such liens.
ARTICLE 10. REPAIRS.
10.1 TENANT’S OBLIGATIONS. By taking possession of the Premises Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver the Premises. At all times during the term hereof and at Tenant’s sole cost and expense, Tenant will keep the Premises and every part thereof, including without limitation, Personalty, interior walls, interior surfaces of exterior walls, windows, and doors located within the Premises, in good condition and repair, ordinary wear and tear, damage by casualty pursuant to Article 11 of this Lease excepted. Any repairs to the life safety system, HVAC system, plumbing or electrical systems serving the Premises will be made by Landlord, provided that Landlord will be entitled to recover any such repair costs as Operating Expenses for the Building. Notwithstanding the foregoing, if any repairs to the life safety system, HVAC system, plumbing or electrical systems will be caused by Alterations made by or on behalf of Tenant, or the misuse, excessive use or negligence of Tenant or the Tenant Parties, then Tenant will reimburse Landlord upon demand for the cost of such repairs. Notwithstanding anything to the contrary contained in this Lease, Landlord represents and warrants that on the Commencement Date the mechanical systems in the Premises, e.g., HVAC, electrical, plumbing, are in good condition and good operating order.
10.2 LANDLORD REQUIREMENTS. Any contractor or person selected by Tenant to perform repairs in the Premises must be: (i) approved in advance in writing by Landlord; (ii) a licensed contractor by the State of California; (iii) in good standing with the State of California contractors licensing board; and (iv) insured with coverage limitations and insurers acceptable to Landlord in its sole discretion. Any repairs undertaken by or for Tenant must be completed in accordance with drawings and specifications approved by Landlord, must be carried out in a good and workmanlike manner, must comply with all applicable requirements of governmental authorities, and must be performed in accordance with such additional conditions as Landlord may reasonably impose. Subject to the provisions of Article 8 of the Lease, Tenant agrees that at the end of the Term of the Lease, Tenant will surrender to Landlord the Premises and all Alterations in the same condition as when received or when first installed, ordinary wear and tear and damage by casualty pursuant to Article 11 of the Lease excepted. Tenant acknowledges that Landlord has no obligation and Landlord and the Landlord Parties have made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as may be set forth in Exhibit B to this Lease. Tenant agrees that no representations respecting the condition of the Premises or the Building have been made to Tenant by Landlord, except as specifically set forth in this Lease.
ARTICLE 11. DESTRUCTION OR DAMAGE.
11.1 INSURED CASUALTY. In the event the Premises or a portion of the Building is damaged by fire or other insured casualty, Landlord will diligently repair the same to the extent possible with the insurance proceeds received by Landlord, subject to the provisions of this Article 11 of the Lease, if such repairs can in Landlord’s opinion be made within ninety (90) days after issuance of a building permit under the Laws. Within thirty (30) days after the occurrence of a casualty, Landlord shall deliver to Tenant a written notice stating Landlord’s opinion that the damage can be or cannot be repaired within such ninety (90) day period. If Landlord fails to deliver such written notice within such thirty (30) day period, it shall be conclusively deemed that Landlord’s opinion is that it cannot be repaired within such ninety (90) day period. If in Landlord’s reasonable opinion the damage can be repaired within such ninety (90) day period, this Lease will remain in full force and effect, except that if such damage is not the result of the negligence or willful misconduct of Tenant or the Tenant Parties an abatement of Base Rent will be allowed Tenant for such part of the Premises are rendered unusable by Tenant in the conduct of its business during the time such part is not utilized as a result of the casualty. Notwithstanding the foregoing, if such damage occurs during the final year of the Term of this Lease, Landlord will not be obligated to repair such damage, but either Landlord or Tenant may elect to terminate this Lease upon written notice given to the other within thirty (30) days after the date of such fire or other insured casualty, in which event this Lease will terminate as of the termination date specified in such notice; provided, however, Tenant shall only have the right to so terminate this Lease in the event that all or a significant portion of the Premises (i.e., such portion of the Premises whereby Tenant cannot, and does not, use any remaining portion of the Premises for the conduct of Tenant’s business from the Premises) is so damaged and the repairs thereto cannot reasonably be completed within ninety (90) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums).
11.2 UNINSURED CASUALTY. If such repairs cannot in Landlord’s opinion be made within ninety (90) days after issuance of a building permit or if such damage is not covered by Landlord’s Insurance or if the proceeds of Landlord’s Insurance are insufficient, either party may elect on notice to the other given within sixty (60) days after the date of such fire or other casualty to terminate this Lease in which event this Lease will terminate as of the termination date specified in Landlord’s notice to Tenant.

11.3 TOTAL DESTRUCTION. A total destruction of the Building automatically will terminate this Lease. Landlord and Tenant acknowledge that this Lease constitutes the entire agreement of the parties regarding events of damage or destruction.
11.4 EXTENT OF RESTORATION. If the Premises are to be repaired under this Article 11 of this Lease, Landlord will repair at its cost any injury or damage to the Building itself, Base Building Work and Tenant Standard Improvements in the Premises (or improvements with a value equivalent to Tenant Standard Improvements, which Landlord and Tenant agree to be Twenty Dollars ($20.00) per square foot of Rentable Area of the Premises). Tenant will pay the cost of repairing or replacing all other improvements in the Premises and Tenant’s Alterations and Personalty. If Landlord is to repair such damage, it will employ commercially reasonable efforts to do so and shall complete such repairs within a commercially reasonable period of time.
ARTICLE 12. INSURANCE.
12.1 TENANT’S INSURANCE. From and after the Delivery Date, Tenant, at its sole cost and expense, will procure, pay for, and maintain the types of insurance in the amounts and forms specified in this Section 12 of the Lease (“Tenant’s Insurance”).
12.1.1 WORKER’S COMPENSATION/COMMERCIAL GENERAL LIABILITY/ UMBRELLA INSURANCE. Tenant will, at Tenant’s sole expense, obtain and keep in force during the Term: (i) a policy of Worker’s Compensation Insurance in the amounts required by Law, and Employer’s Liability Insurance in at least the following amounts: Bodily Injury by Accident — One Million Dollars ($1,000,000.00), Bodily Injury by Disease — One Million Dollars ($1,000,000.00) per employee, and aggregate per policy year; (ii) Commercial General Liability Insurance, including contractual liability insurance, for bodily injury, property damage and personal/advertising liabilities arising out of or involving the use, occupancy, or maintenance of the Premises and all areas appurtenant thereto, in an amount not less than One Million Dollars ($1,000,000.00) per occurrence with a One Million Dollar ($1,000,000.00) annual aggregate for all claims; (iii) Umbrella/Excess Liability Insurance, on an occurrence basis, that applies excess of required commercial general liability and employers liability policies in the following amounts: per occurrence Four Million Dollars ($4,000,000.00) and annual aggregate Four Million Dollars ($4,000,000.00). The limits of the Umbrella/Excess Coverage will be in addition to, and not included in those stated for the underlying Commercial General Liability and Employers liability insurance required by this Section 12.1.1 of the Lease.
12.1.2 INSURANCE FOR TENANT’S PERSONAL PROPERTY; FIXTURES AND EQUIPMENT. Tenant will at Tenant’s sole expense, obtain and keep in force during the Term: (i) personal property insurance in an amount not less than seven hundred and fifty thousand dollars ($750,000.00); (ii) business income insurance in an amount not less than one hundred and fifty thousand dollars ($150,000.00) and (iii) property insurance for the Tenant Improvements (provided that, to the extent applicable, Tenant may fulfill its insurance obligations under this Section 12.1.2(iii) through the Umbrella policy identified in Section 12.1.1 (iii), above). The proceeds of such insurance, so long as this Lease remains in effect, will be used to repair or replace the Personalty and Tenant Improvements so insured.

12.1.3 DELIVERY OF EVIDENCE OF TENANT’S INSURANCE. Insurance certificates in a form reasonably acceptable to Landlord evidencing the coverages in Section 12.1.1 and 12.1.2, will be delivered to Landlord by Tenant on or before the Commencement Date and thereafter Tenant will deliver to Landlord certificates evidencing Tenant’s Insurance at least ten (10) days prior to the expiration dates of the expiring policies. In the event that Tenant fails to insure or fails to furnish Landlord the evidence of such insurance as required by this Section 12.1.3 of the Lease, within five (5) business days of written notice of such failure, Landlord may from time to time acquire (without any obligation to do so) such insurance as required herein for the benefit of Tenant or Landlord or both of them for a period not exceeding one (1) year, and any premium paid by Landlord will be paid by Tenant within ten (10) days of receipt of a bill therefore from Landlord. Tenant’s compliance with the provisions of this Article 12 of this Lease in no way limits Tenant’s liability under any of the other provisions of this Lease.
12.1.4 OTHER REQUIREMENTS. The insurance to be acquired and maintained by Tenant will be with companies admitted to do business in the State of California and companies having a general policyholder’s rating of A- and a financial size of X or better in the most current issue of Best’s Insurance Guide. Tenant will deliver to Landlord, prior to taking possession of the Premises, a certificate of insurance evidencing the existence of the policies of Tenant’s Insurance, and such certificate shall: (i) name Landlord, its lender, and property manager as additional insureds with respect to Tenant’s Commercial General Liability Insurance and Umbrella/Excess Liability Insurance; (ii) include a waiver of subrogation rights endorsements necessary to effect the provisions herein; (iii) provide that the Commercial General Liability policy and the coverage provided will be primary; and (iv) provide that coverage carried by Landlord will be noncontributory with respect to policies carried by Tenant. The insurance certificate shall provide that should any of the described policies be cancelled before the expiration date thereof, the issuing insurer will endeavor to mail 30 days prior written notice to Landlord, and Tenant shall provide at least thirty (30) days prior written notice to Landlord of any cancellation of such policy(ies) before the scheduled expiration date thereof or of any reduction in the amount of the coverage of such policy(ies) below the applicable amount required under the terms of this Lease. The limits of insurance required by this Lease to be maintained by Tenant will not under any circumstances be deemed as interpreted to limit Tenant’s liability. Any deductibles selected by Tenant will be Tenant’s sole responsibility. Should Tenant desire to self insure any of the risks contained in this Section 12.1, Tenant should first seek Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. All insurance provided by Tenant under this Lease shall be coordinated with any preceding, concurrent or subsequent, occurrence or claims made insurance, in such a manner as to avoid any gap in coverage against claims arising out of occurrence, conduct, or events which take place during the period beginning on the Commencement Date and ending on the termination of this Lease. Landlord makes no representations that the insurance coverage required of Tenant provides adequate coverage for Tenant’s needs or for its obligations under this Lease. The minimum insurance requirements set forth in this Lease shall not limit the liability of Tenant under this Lease.
12.2 LANDLORD’S INSURANCE. Landlord will procure and maintain the types of insurance in the amounts and forms specified in this Section 12.2 of this Lease (“Landlord’s Insurance”).

12.2.1 LANDLORD’S PROPERTY INSURANCE. Landlord has currently in force and will maintain in force during the Term of this Lease a policy or policies of risk of direct physical loss or damage insurance covering damage from fire and other perils (and, at Landlord’s sole and absolute discretion, earthquake, terrorism and flood), for loss or damage to the Building and the Project, in the amount of at least ninety percent (90%) of the full replacement value thereof. Landlord does not carry nor will it have any obligation to carry insurance specifically intended to insure either Landlord or Tenant from any acts of terrorism. Landlord will not be required to purchase or maintain insurance for Tenant’s Personalty, Alternations or Tenant Improvements. Landlord may elect to self insure for any and all coverage required by this Section 12.2 of this Lease.
12.2.2 LANDLORD’S LIABILITY INSURANCE. Landlord has currently in force and will maintain in force during the Term of this Lease a Commercial General Liability insurance policy insuring against liability (including bodily injury or property damage) arising on or about the Project and the Building in commercially reasonable amounts as determined by Landlord and its lender(s) in its reasonable discretion. Landlord will not be required to name Tenant as an additional insured on any policy of Landlord’s Insurance.
12.2.3 PAYMENT. The cost of Landlord’s Insurance will be included in Operating Expenses.
12.3 MUTUAL WAIVER OF SUBROGATION. The parties hereto release each other and their respective authorized representatives, partners, officers, agents, employees and servants, from any and all claims, demands, loss, expense or injury to any person, or to the Premises, the Building, the Project or the Personalty caused by or resulting from perils, events or happenings which are the subject of insurance in force at the time of such loss. Each party will cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. Neither party will be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy in effect as required by this Lease.
12.4 NO OWNERSHIP. Nothing contained in this Article 12 of the Lease will be construed as creating or implying the existence of: (i) any ownership by Tenant of any Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any Alteration in or to the Premises.
ARTICLE 13. INDEMNIFICATION.
13.1 INDEMNITY. Except to the extent attributable to the gross negligence or willful misconduct of Landlord or any Landlord Party, Tenant agrees to indemnify, defend and hold harmless Landlord and the indemnities from and against any and all claims, liabilities, damages, losses, causes of action, costs and expenses, including without limitation penalties, fines and reasonable attorneys fees and costs that are asserted against lndemnitees by third parties (collectively “Claims”), and which are incurred in connection with or arising from any cause whatsoever in, the Premises, including without limiting the generality of the foregoing: (1) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed; (2) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person or entity claiming through or under

Tenant; (3) the condition of the Premises or any occurrence or happening on the Premises from any cause whatsoever; (4) any mechanics’, materialmen’s, or other liens in connection with the Tenant Improvements, Alterations or any work performed, materials furnished or obligation incurred by or for Tenant; or (5) any acts, omissions or negligence of Tenant or a Tenant Party, or any person or entity claiming through or under Tenant or a Tenant Party or any such person or entity, in, on or about the Premises or the Building, during the either prior to the commencement of, during, or after the expiration of the Term, including without limitation any acts, omissions or negligence in the making or performing of any Alterations. Tenant further agrees to defend, indemnify and save harmless Indemnitees, from and against any and all Claims, incurred in connection with or arising from any claims against Indemnitees by any persons by reason of injury to persons or damage to property occasioned by any use, occupancy, condition, occurrence, happening, act, omission or negligence of Tenant or a Tenant Party referred to in the preceding sentence, including but not limited to, any Claims resulting from Tenant’s Work. In the event any action or proceeding is brought against Landlord for any claim against which Tenant is obligated to indemnify Landlord hereunder, Tenant upon notice from Landlord will defend such action or proceeding at Tenant’s sole expense by counsel reasonably approved by Landlord. The provisions of this Section 13.1 of the Lease will survive the expiration or earlier termination of this Lease.
13.2 WAIVER OF CLAIMS. Landlord will not be responsible for or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Premises or any part of the Building or the Project or for any loss or damage resulting to Tenant or its property from burst, stopped or leaking water, gas, sewer or steam pipes or falling plaster, or electrical wiring or for any damage or loss of property within the Premises from any causes whatsoever, including but not limited to theft, and/or acts or threatened acts of terrorism, excepting only losses or damages to the extent resulting from the negligence or willful misconduct of Landlord.
13.3 HAZARDOUS MATERIALS. Section 6.5 of this Lease is the exclusive provision covering Hazardous Materials issues. Thus, this Article 13 does not apply to any issues or matters with respect to Hazardous Materials.
ARTICLE 14. COMPLIANCE WITH LEGAL REQUIREMENTS; NO WASTE.
14.1 TENANT’S OBLIGATION. With respect to the Premises, at Tenant’s sole cost and expense, Tenant will promptly comply with: (i) all Laws now in force or which may hereafter be enacted or promulgated, (ii) the requirements of any board of fire underwriters or other similar body now or in the future constituted, (iii) any direction or occupancy certificate issued by public officers related to the condition, use, occupancy of the Premises, and (iv) all provisions of the Americans With Disabilities Act (collectively the “Requirements”). Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local government body charged with the establishment, regulation and enforcement or occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards and regulations. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party or not, that Tenant has violated any Requirements in the condition, use or occupancy of the Premises, will be conclusive of that fact as between Landlord and Tenant. The obligations imposed on Tenant by this Article 14 of this Lease are in addition to, and not in lieu of, the obligations imposed on Tenant by Article 6 of this Lease. In the event that Landlord is required to make any structural changes, changes to the electrical, mechanical or plumbing systems of the Building or the Premises or any alterations or improvements to the Building as a whole or the Common Areas of the Building done solely for the benefit of Tenant or due to Tenant’s occupancy or alteration of the Premises, any and all costs of such changes, alterations and improvements together with any and all costs associated with Landlord’s compliance with Law in connection therewith will be for the account of Tenant and Tenant will within ten (10) days of receipt of a bill therefore pay all invoices related thereto. Except as expressly excluded or paid directly by Tenant pursuant to this Section 14.1 of this Lease, any cost or expense of Landlord in complying with the provisions of this Article 14 of the Lease will be included in the definition of Operating Expenses. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be liable (legally, financially, or otherwise) for or regarding any violations of or non-compliances with any Laws or Requirements if: (i) such violations or non-compliances existed on the Commencement Date, or (ii) regarding Requirements, were not caused by Tenant’s particular use of the Premises.
14.2 LANDLORD’S OBLIGATIONS. Landlord will promptly comply with all Laws related to the following: (1) structural changes or changes to the electrical, mechanical, or plumbing systems of the Building, to the extent such changes are not necessitated by Tenant’s acts, or by improvements made by or for Tenant; (2) alterations or improvements to the Building or the Project as a whole or the Common Areas of the Building or the Project, to the extent such changes are not necessitated by Tenants acts or by improvements made by or for Tenant; and (3) work necessitated by defects in the construction of the Building or the Project.
ARTICLE 15. EMINENT DOMAIN.
If all or any part of the Premises is condemned or taken as a result of the exercise of the power of eminent domain, including any conveyance or assignment in lieu of any condemnation or taking, this Lease will terminate as to the part so taken as of the date of taking. In the case of a partial taking, either Landlord or Tenant will have the right to terminate this Lease as to the balance of the Premises by notice to the other within thirty (30) days after the date of such taking, provided that a condition to the exercise by Tenant of such right to terminate will be that the portion of the Premises taken is of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Premises. If any material part of the Building (other than the Premises) is taken under power of eminent domain or conveyed in lieu thereof, Landlord may terminate this Lease at its option. In any event, Landlord will be entitled to any and all compensation, damages, income, rent, awards and any interest therein whatsoever which may be paid or made in connection therewith, and Tenant will have no claim against Landlord for the bonus value of any unexpired term of this Lease or otherwise. Nothing contained in this Article 15 of the Lease will prevent Tenant from pursuing a separate award against the taking entity, specifically for its relocation expenses or for the taking of any Personalty belonging to Tenant, so long as such separate award to Tenant does not diminish any award otherwise due Landlord as a result of such condemnation or taking. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Base Rent thereafter to be paid will be reduced in proportion to the portion of the Premises taken. For purposes of this Section, the date of taking will be the date upon which the condemning authority takes possession of any part of the Building or the date upon which Tenant is required by the condemning authority to commence vacating the Premises, whichever is earlier. Notwithstanding anything to the contrary contained in this Section, if the Premises or any part thereof will be taken under power of eminent domain on a temporary basis, this Lease will be and remain unaffected by such taking and Tenant will continue to pay in full all Rent and Other Charges payable hereunder, provided that Tenant will be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the term of this Lease, and Landlord will be entitled to receive that portion of any award which represents the cost restoration of the Premises and the use and occupancy of the Premises after the end of the Term of this Lease.
ARTICLE 16. ASSIGNMENT OR SUBLETTING.
16.1 LANDLORD’S CONSENT REQUIRED. As of the date first set forth above on this Lease, Tenant will not Transfer this Lease or the Premises or any part thereof, or permit the use of the Premises by anyone other than Tenant without the prior written consent of Landlord. Any Transfer without such consent will be void and, at the sole option of Landlord, constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at Law.
16.2 LANDLORD’S CONSENT. In the event that Tenant desires to Transfer its interest in the Lease or the Premises, Tenant will provide Landlord with a Transfer Notice at least sixty (60) days in advance of the proposed effective date of such Transfer.
16.3 LANDLORD’S RIGHTS. At any time within thirty (30) days following receipt of Tenant’s Transfer Notice, Landlord may by written notice to Tenant elect to: (i) terminate this Lease as to the space affected by the proposed Transfer or the entirety of the Premises, at Landlord’s election, as of the effective date of the proposed Transfer, however, only if Tenant is collectively subleasing or assigning (taking into consideration all prior subleases, assignments or occupancy agreements) fifty percent (50%) or more of the Premises; (ii) consent to the proposed Transfer; or (iii) disapprove of the proposed Transfer and at its sole election, terminate this Lease as to the space affected by the proposed Transfer.
16.4 LANDLORD’S REASONABLE CONSENT. If Landlord does not elect to terminate this Lease pursuant to Section 16.3 of this Lease, Landlord will not unreasonably withhold its consent to a proposed Transfer. Without limiting other situations in which it may be reasonable for Landlord to withhold its consent to any proposed Transfer, Landlord and Tenant agree that it is reasonable for Landlord to withhold its consent in any one or more of the following situations: (i) in Landlord’s reasonable judgment, the proposed Transferee or the proposed use of the Premises (a) is other than the Approved Use or would (b) detract from the status of the Building as a first-class office building, or (c) would generate foot traffic or density materially in excess of the amount generated by Tenant’s business, or (d) would otherwise be in excess of that customary for the Building, or (e) would impose a materially greater load upon elevator, janitorial, security or other services than is generated by Tenant’s business or (f) would otherwise be in excess of what would be customary for the Building; (ii) in Landlord’s reasonable judgment, the financial worth of the proposed Transferee does not meet the credit standards applied by Landlord in considering other Occupants under leases with comparable terms, or Tenant has failed to provide Landlord with reasonable proof of the financial worth of the proposed Transferee; (iii) in Landlord’s reasonable judgment the proposed Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building; (iv) in Landlord’s reasonable judgment, the business history and reputation in the community of the proposed Transferee does not meet the standards applied by Landlord in considering other tenants in the Building; (v) the proposed Tenant’s use of the Building is inconsistent or incompatible with the Building’s other Occupants; (vi) the proposed Transfer would cause a violation of another lease for space in the Building, or would give an occupant of the Building a right to cancel its lease; (vii) the proposed Transferee is then an existing or prospective tenant of the Building; (viii) the Transferee is either a governmental agency or instrumentality thereof; (ix) Tenant is in default under this Lease; or (x) Landlord, utilizing all reasonable efforts, is unable to obtain the consent of its Mortgagee to the Transfer, provided that in any event Landlord will be entitled to exercise its right of termination in lieu of consenting to a Transfer. For purposes of the foregoing prohibitions, a transfer at one time of fifty percent (50%) or more of an interest in Tenant (whether stock, partnership interest or other form of ownership or control) by any person(s) or entity(ies) having an interest in ownership or control of Tenant at the Lease Date shall deemed to be a Transfer of this Lease, provided, however, that new issuances of equity in Tenant shall not be counted. Subject to obtaining Landlord’s consent in accordance with the requirements of this Section 16.4 of the Lease, in order for any Transferee to be binding on Landlord, Tenant must deliver to Landlord, promptly after execution thereof, an executed copy of any and all agreements pertaining to the Transfer together with a fully executed agreement whereby Transferee expressly assumes all obligations of Tenant under this Lease as to the portion of the Premises subject to such Transfer. Any purported Transfer will be of no legal force or effect unless and until the proposed Transfer has been consented to in writing by Landlord and a fully executed copy thereof has been received by Landlord.
16.5 CONSIDERATION. Landlord and Tenant agree that seventy five percent (75%) of any Rent, Other Charges or other consideration received or to be received by or on behalf of or for the benefit of Tenant as a result of any Transfer, in excess of reasonable broker’s commissions and the Base Rent and Other Charges that Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such Transfer) will be payable to Landlord without affecting or reducing any other obligation of Tenant hereunder (“Excess Rent”). Landlord’s share of such Excess Rent will be paid by Tenant directly to Landlord at the same time as such Rent and Other Charges are payable by Tenant to Landlord. Concurrently with the payment of Excess Rent by Tenant to Landlord, Tenant will furnish Landlord with a complete statement, certified by an independent certified public accountant setting forth in detail the computation of any and all Excess Rent.
16.6 NO RELEASE. No Transfer by Tenant will release Tenant or any guarantor of Tenant of its or their obligations, or alter the primary liability of Tenant and its guarantor(s), if any, to pay Rent and Other Charges and to perform all other obligations to be performed by Tenant pursuant to this Lease. The acceptance of payments by Landlord from any other person will not be deemed to be a waiver by Landlord of any provision on this Lease. Consent to one Transfer will not be deemed consent to any subsequent or further Transfer or third party use or occupancy of the Premises. In the event of default by Transferee of Tenant in the performance of any of the terms of this Lease, Landlord may proceed directly against Tenant and/or its guarantor(s), if any, without the necessity of exhausting remedies against said Transferee. Landlord may consent to subsequent Transfer or amendments or modifications to this Lease with Transferees of Tenant, without notifying Tenant and/or its guarantor(s), if any, or any successor of Tenant, and without obtaining its or their consent thereto and such action will not relieve Tenant and/or its guarantor(s), if any, or any successor of Tenant of liability under this Lease.
16.7 PAYMENT OF LANDLORD’S COSTS. Tenant will pay to Landlord, as Landlord’s Processing Costs for each proposed Transfer, whether or not Landlord consents to the proposed Transfer, and whether or not a Transfer is eventually entered into, an amount equal to the sum of: (i) Landlord’s attorneys’ and other professional fees not to exceed in the aggregate the sum of One Thousand Dollars ($1,000.00); and (ii) the reasonable amount of all direct and indirect costs and expenses incurred by Landlord arising from the Transferee taking occupancy of the Premises (including, without limitation, costs of freight elevator operation for moving and furnishings and trade fixtures, janitorial and cleaning service, additional security services, and rubbish removal service) also not to exceed in the aggregate One Thousand Dollars ($1,000.00). Landlord will not be required to process any request for Landlord’s consent to a Transfer until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and Landlord’s estimate of all other direct and indirect costs and expenses of Landlord and its agents arising from the Transferee taking occupancy of the Premises.
ARTICLE 17. ENTRY BY LANDLORD.
     Landlord may enter the Premises at reasonable hours (which will be deemed to include all normal business hours) to: (i) inspect the Premises; (ii) exhibit the Premises to prospective purchasers, lenders, insurer or tenants; (iii) determine whether Tenant is complying with all its obligations hereunder; (iv) supply janitorial service and any other service to be provided by Landlord to Tenant hereunder; (v) post notices of nonresponsibility; (vi) take possession due to any breach of this Lease in the manner provided by this Lease; (vii) perform any covenants of Tenant which Tenant fails to perform; and (viii) repair, alter or improve the Premises or any portion of the Building, whether pursuant to Section 10.1 of this Lease or as otherwise provided for in this Lease, and may for such purposes erect, use and maintain scaffolding, pipes, conduits and other structures in and through the Premises where reasonably required by the nature of the work to be performed. All such work will be done as promptly as reasonably possible and Landlord shall use reasonable commercial efforts so as to cause as little interference with the operation of Tenant’s business as reasonably possible. Provided that Landlord has used reasonable commercial efforts to minimize interference, there will be no abatement of any Rent or Other Charges by reason of Landlord’s entry of the Premises pursuant to this Section 17 of the Lease. Provided that Landlord has used reasonable commercial efforts to minimize interference, Tenant hereby waives any claim for damages, including but not limited to interference with business, lost profits, and any other incidental or consequential damages of any sort whatsoever, for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord will at all times have and retain a key with which to unlock all of the doors in, or about the Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance). Landlord will have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, will not under any circumstances be construed or deemed to be a forcible or unlawful entry into or detainer of the Premises or an actual or constructive eviction, of Tenant from the Premises, or any portion of the

Premises. No provision of this Lease will be construed as obligating Landlord to perform any repairs, alterations, or decorations except as otherwise expressly agreed to be performed by Landlord in this Lease.
ARTICLE 18. SUBORDINATION; ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS; QUIET ENJOYMENT.
18.1 SUBORDINATION. This Lease and the rights of Tenant hereunder are subject and subordinate to any ground or underlying lease and the lien of the holder of or beneficiary under a Mortgage that now or in the future encumbers the Building or the Project and to any and all advances made thereunder, and interest thereon, and all modifications, renewals, supplements, consolidations and replacements thereof. Tenant agrees that any ground or underlying lessor or lender may at its option, unilaterally elect to subordinate in whole or in part, such ground or underlying lease or the lien of such Mortgage to this Lease. Such subordination or priority of this Lease, as the case may be, will be effective without the necessity of executing any further instrument or agreement to effect such subordination or priority. Tenant agrees to execute, acknowledge and deliver to Landlord upon demand any and all instruments required by Landlord or any such ground or underlying lessor or lender evidencing the subordination or priority of this Lease, as the case may be. Failure to execute and return such instrument or agreement within ten (10) days after receipt will constitute an Event of Default under this Lease. Tenant hereby irrevocably appoints Landlord as its agent and attorney-in-fact to execute, acknowledge and deliver any such instruments in the name of and on behalf of Tenant if Tenant fails to so execute, acknowledge and deliver such instruments within ten (10) days after Tenant’s receipt of a written request therefore. If at any time after the Commencement Date, any lender or lessor requires that this Lease be subordinate to any Mortgage, Landlord will use commercially reasonable efforts to assist Tenant in obtaining an agreement from the lender or lessor that in the event of foreclosure or deed in lieu of foreclosure, the lender or lessor will recognize this Lease, and will not disturb Tenant in its use and occupancy of the Premises for so long as Tenant is not in default during the Term of the Lease.
18.2 ESTOPPEL CERTIFICATES. At any time and from time to time, Tenant will execute, acknowledge and deliver to Landlord, within ten (10) business days after receipt, a certificate, in a form acceptable to Landlord, and substantially similar to Exhibit F to the Lease, certifying, among other things: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (ii) the date, if any, to which Rent and Other Charges have been paid; (iii) that no notice has been received by Tenant of any default that has not been cured except as to defaults specified in the certificate; and (iv) such other matters as reasonably may be requested by Landlord, or any mortgagee, beneficiary, ground or underlying lessor, purchaser or prospective purchaser of the Building, the Project, or any interest therein. In the event any portion of the certificate is not factually correct, Tenant will make such corrections as are necessary and return the certificate within ten (10) business days of receipt. Any such certificate may be relied upon by Landlord and any mortgagee, beneficiary, ground or underlying lessor, purchaser or prospective purchaser of the Building, the Project, or any interest therein. Tenant hereby irrevocably appoints Landlord as attorney-in-fact of Tenant to execute, acknowledge and deliver any such certificate in the name of and on behalf of Tenant if Tenant fails to so execute, acknowledge and deliver such certificate within ten (10) business days after receipt. Tenant’s failure to execute and return the certificate to Landlord within ten (10) business days will be conclusive and binding upon Tenant that all information set forth in such certificate is true and accurate. Tenant’s failure to execute, correct if necessary, and return the certificate within ten (10) business days will at the option of Landlord result in an Event of Default on the part of Tenant hereunder.
18.3 FINANCIAL STATEMENTS. At any time during the Term, within fifteen (15) days after Landlord’s request therefor, Tenant will furnish Landlord with Tenant’s and Guarantor’s most recent audited financial statements, or, if no such audited statements have been prepared, such other financial statements as may have been prepared by an independent certified public accountant, or failing those, Tenant’s and Guarantor’s internally prepared accounting statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord, Tenant’s most recent annual and quarterly reports. Tenant and Guarantor will discuss its financial statements with Landlord and, following the occurrence of any Event of Default hereunder, will give Landlord access to Tenant’s and Guarantor’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Guarantor’s or Tenant’s financial statements that Tenant designates to Landlord as confidential, except: (i) to Landlord’s mortgagee or prospective mortgagees or purchasers of the Building or the Project; (ii) in litigation between Landlord, Tenant and Guarantor; and (iii) if required by court order. Tenant and Guarantor will not be required to deliver the financial statements required under this Section 18.3 of the Lease more than once every twelve (12) month period, unless requested by Landlord’s mortgagee or a prospective purchaser or lender of the Building, or if an Event of Default occurs on the part of Tenant hereunder. Tenant’s failure to provide financial statements as required by this Section 18.3 of the Lease or if any financial statements so provided are found to be intentionally false or misleading will at the option of Landlord constitute an Event of Default on the part of Tenant.
18.4 QUIET POSSESSION. Landlord agrees that Tenant, upon paying the Rent and Other Charges and performing the terms, covenants and conditions of this Lease, may quietly have, hold and enjoy the Premises from and after Landlord’s delivery of the Premises to Tenant and until the end of the Term, subject, however, to the provisions of Section 18.1 of this Lease, and any Mortgages, ground or underlying leases, agreements and encumbrances to which this Lease is subordinate.
ARTICLE 19. INTRA BUILDING NETWORK CABLES.
Notwithstanding any provisions of this Lease to the contrary, Landlord and Tenant agree as follows.
19.1 INITIAL INSTALLATION. As part of Landlord’s obligation to provide services to the Premises, Landlord shall have the right to install, maintain and repair all telecommunication cabling, wiring and risers running throughout the Building to the terminal point located nearest to the Premises or Tenant’s telephone panel, as appropriate, so as to allow the Premises to be used for normal office use. In the event Landlord elects to install, maintain and repair the telecommunications cabling, wiring and risers throughout the Building, the cost of such installation, maintenance and repair together with any and all costs associated with Landlord’s compliance with Laws relating thereto will be included in Operating Expenses.

19.2 TENANT’S ADDITIONAL REQUIREMENTS. In addition to Landlord’s obligations under clause (a) above, Landlord agrees to install, maintain and repair such additional telecommunication cabling, wiring and risers as may be required to modify the Premises for Tenant’s use. The cost of such installation, repair and maintenance together with any and all costs associated with Landlord’s compliance with governmental Laws in connection such modification will be for the account of Tenant and Tenant will within ten (10) days of receipt pay all invoices therefore. If Tenant fails to pay all or any portion of such invoices within ten (10) days of receipt of such invoice, such sums will bear interest from the date invoiced to the date paid at the Default Rate and at the option of Landlord, will constitute an Event of Default.
19.3 TENANT’S OBLIGATIONS. Notwithstanding the provisions of Section 19.1 and 19.2 of the Lease, Tenant will be responsible, at Tenant’s sole cost for any and all of Tenant’s telephones, telecopiers, computers, telephone switching, telephone panels and related equipment.
19.4 LANDLORD’S ADDITIONAL RIGHT OF ENTRY. In addition to Landlord’s other rights of entry under this Lease, Landlord will have the right to enter into the Premises to effect its obligations under this Article 19 of this Lease to install, maintain and repair telecommunication cabling, wiring and risers.
19.5 ALTERATIONS BY TENANT. Notwithstanding Tenant’s other rights under this Lease to make Alterations to the Premises, Tenant will not alter or modify the telecommunication cabling, wiring and risers located in the Premises or otherwise without Landlord’s prior written consent.
19.6 INSTALLATION BY TENANT. If and to the extent this Article 19 of this Lease permits Tenant to install, repair and maintain telecommunication cabling, wiring and risers located in the Premises or in the Building, Tenant agrees to cause such installation, maintenance and repairs to be done by an independent contractor approved in writing in advance by Landlord. If and to the extent this Article 19 of this Lease permits Tenant to install, repair and maintain telecommunication cabling, wiring and risers located in the Premises or in the Building, or if Tenant otherwise effects the installation, repair or maintenance of any telecommunication cabling, wiring and risers located in the Premises or the Building, Tenant agrees (except to the extent attributable to the negligence or willful misconduct of Landlord or any Landlord Party) to indemnify, defend and hold Landlord harmless against any and all damages, claims, or other liability resulting from such installation, repair or maintenance, including but not limited to the costs of repair, the costs of handling complaints from other Occupants in the Building or the Project and any damages resulting from the interruption in service to other Occupants in the Building or the Project, including but not limited to consequential and/or incidental damages. Tenant (except to the extent attributable to the negligence or willful misconduct of Landlord or any Landlord Party) hereby releases Landlord from any and all losses, claims, injuries, damages or other liability, including, but not limited to consequential and incidental damages, whether to persons or property, no matter how caused, resulting from or in any way in connection with or incidental to the interruption of telecommunications services due to the failure of any telecommunications cabling, wiring or risers and Tenant expressly waives any right to claim that such interruption constitutes grounds for a claim of abatement of Rent or Other Charges, constructive eviction or for termination of the Lease.

19.7 NOTICE. Tenant agrees to provide prompt notice to Landlord of any failure in the telecommunication cabling, wiring and risers located in the Premises.
ARTICLE 20. DEFAULT.
20.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (“Events of Default”) constitutes a breach of this Lease by Tenant: (a) if Tenant defaults in its obligation to pay any Rent due pursuant to the Lease within five (5) business days after receipt of notice from Landlord that such Rent is due; or (b) if Tenant vacates or abandons the Premises for a continuous period exceeding five (5) business days; or (c) if Tenant fails to perform or observe any other term, covenant or condition hereof or of the Rules and Regulations to be performed or observed by Tenant, and such failure has not been cured by Tenant within fifteen (15) days after notice thereof from Landlord, or, if such failure will be of a nature so as reasonably to require more than fifteen (15) days to effect the cure thereof, Tenant has not within said fifteen (15) day period commenced and continued with due diligence and dispatch the curing of such failure; or (d) if Tenant makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due or files a petition in bankruptcy, or is adjudicated as bankrupt or insolvent or files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, or files an answer admitting its insolvency or fails to timely contest the material allegations of a petition filed against it in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its property; or (e) if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, such proceeding has not been dismissed, or if, within ninety (90) days after the appointment without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment has not been vacated; or (f) if this Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within ten (10) days; or (g) if Tenant fails to timely deliver to Landlord any instrument or assurances required pursuant to this Lease, including an estoppel certificate or financial statement pursuant to Article 18 of this Lease; or (h) if Tenant makes or has made or furnishes any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement made by Tenant for the benefit of Landlord, which is or was false or misleading in any material respect when made or furnished; or (i) Tenant Transfers this Lease or any portion of the Premises in violation of Section 16 of this Lease; or (j) if Tenant defaults under any other lease between Tenant and Landlord or any Affiliate of Landlord, and Tenant fails to cure such default within the applicable period set forth in such Lease; (k) Tenant’s failure to comply with any requirements of Article 5 of this Lease; or (l) if Tenant fails to perform any other act or obligation under this Lease, if such failure continues for fifteen (15) days after written notice from Landlord to Tenant.
20.2 REMEDIES. In addition to any other remedies available at Law or in equity, Landlord will have the following rights: (a) to terminate this Lease and Tenant’s right to possession of the Premises; or (b) to continue this Lease in full force and effect even though Tenant may have defaulted in its obligations and abandoned the Premises.

20.2.1 LEASE TERMINATION. In the event that Landlord elects to terminate the Lease and Tenant’s right of possession of the Premises, then Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform his obligations under this Lease or which in the ordinary course of events would be likely to result therefrom including, without limitation, the unamortized portion of the Tenant Improvement Allowance amortized over the Initial Term together with Interest pursuant to Section 21.6 of the Lease, Default Interest and the costs or expenses as Landlord may incur or anticipate in connection with re-entering, ejecting, removing, dispossessing, cleaning, reletting, altering, repairing, redecorating, subdividing, or otherwise preparing the Premises for reletting, including brokerage and attorneys’ fees and court costs; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the Law in the State.
20.2.2 LEASE CONTINUATION. In the event Landlord elects to continue the Lease in full force and effect even though Tenant may have defaulted in its obligations and abandoned the Premises, then Landlord shall have the remedy available in Section 1951.4 of the California Civil Code, including the right to collect rent each month as it becomes due, and may recover from Tenant all damages Landlord may sustain by reason of Tenant’s default, including the amount of damages set forth in (i) and (ii) of Section 20.2.1 of this Lease and may enforce all other rights and remedies under this Lease. In such event Tenant will have the right, unless Landlord elects to terminate this Lease and Tenant’s right to possession of the Premises under Section 20.2.1 of this Lease to Transfer its interest in this Lease or the Premises as provided in Article 16 of this Lease. If Landlord elects to terminate this Lease and Tenant’s possession of the Premises, Landlord at any time thereafter may relet the Premises, or any part or parts thereof for a term or terms which may, at Landlord’s option, be less than, exceed or equal the period of the remainder of the Term of this Lease. Landlord will receive the Rent from such reletting and will apply the Rent during the term of this Lease as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant; second, to the payment of such expenses as Landlord may have incurred in connection with re-entering, ejecting, removing, dispossessing, reletting, altering, repairing, redecorating, subdividing, or otherwise preparing the Premises for reletting, including brokerage and reasonable attorneys’ fees; and third, to the fulfillment of the terms, covenants and conditions of this Lease to be performed by Tenant hereunder. Tenant hereby waives all claims to the surplus, if any. Any deficiency will be calculated and paid monthly by Tenant. Landlord will in no event be liable in any way whatsoever for the failure to relet the Premises or in the event of such reletting for failure to collect the Rents reserved thereunder and any such efforts to mitigate damages caused by Tenant’s default will not waive Landlord’s rights to recover damages. Landlord is hereby authorized and empowered to make such repairs, alterations, decorations, subdivisions, or other preparations for the reletting of the Premises as Landlord deems fit, advisable or necessary, without in any way releasing Tenant from any liability under this Lease.

     No re-entry, taking possession, acts of maintenance or preservation or effects to relet the Premises by Landlord will be construed as an election on its part to terminate this Lease and Tenant hereby specifically waives any Law, statute, rule, decree or judgment of any court to the contrary. Notwithstanding any such re-entry without termination, Landlord reserves the right to elect to terminate this Lease for such previous breach. If Landlord elects to terminate this Lease and Tenant’s possession of the Premises, Landlord and Tenant covenant and agree that Landlord will have the right to immediately re-enter the Premises by summary proceedings, if necessary, and to dispossess Tenant and all other Occupants thereof and to remove and dispose of all property therein or to store such property in a public warehouse or elsewhere at the cost and for the account of Tenant without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may arise out of such action. Landlord will also have the right, at its election, to pursue any and all of such rights together with any other right to remedy which may be available to Landlord under any Applicable Law then in effect.
20.2.3 OTHER REMEDIES. In the event of any breach of threatened breach by Landlord or Tenant of any of the terms and provisions of this Lease, Landlord and Tenant will have the right to injunctive relief and declaratory relief as if no other remedies were provided for such breach. The rights and remedies herein reserved by or granted to Landlord and Tenant are distinct, separate and cumulative, and the exercise of any one of them will not be deemed to preclude, waive or prejudice their right to exercise any or all others. Additionally, any two (2) failures by Tenant to observe and perform any provision of this Lease for which a notice of default has been delivered by Landlord to Tenant (without regard to the subsequent cure) during any twelve (12) month period of Term of this Lease will constitute a separate non-curable Event of Default that will entitle Landlord to cancel the Lease and take immediate possession of the Premises. In the alternative Landlord may require that Rent be paid quarterly in advance by certified check or cash. It is the intention of this provision to protect Landlord against habitual breaches of the Lease by Tenant.
20.3 OTHER.
20.3.1 DEFINITIONS. As used in Section 20.2.1(i) and 20.2.1(ii) of this Lease, the “worth at the time of award” is computed by allowing interest at the Default Interest Rate. As used in Section 20.2.1 of this Lease, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
20.3.2 WAIVER OF JURY TRIAL/WAIVER OF REDEMPTION. The parties hereby expressly waive trial by jury in any action, proceeding or counterclaim brought by either party against the other (notwithstanding any statute, rule of Law or public policy to the contrary) on any matter not related to negligently caused personal injury or property damage connected with this Lease and further covenant and agree that they will confirm such waivers in writing at the time of commencement of any such action, proceeding or counterclaim. Tenant hereby expressly waives any and all rights of redemption conferred by Statute or otherwise.
20.3.3 WAIVER OF RIGHT OF REDEMPTION. Tenant hereby expressly waives any and all rights of redemption granted under any present or future Laws in the event Tenant will be evicted or dispossessed from the Premises for any cause, or Landlord re-enters the Premises following the occurrence of any Event of Default, or this Lease is terminated before the Expiration Date of this Lease.
20.3.4 WAIVER OF DEFENSE. In the event Landlord commences any action or proceeding for non-payment of Rent, Tenant agrees not to interpose any counterclaim of any nature or description in any such action or proceeding, except a mandatory or compulsory counterclaim under the procedural Laws of the State. The foregoing will not be construed as a waiver of Tenant’s rights to assert such claim in a separate action or proceeding instituted by Tenant.
Landlord and Tenant hereby expressly waive any right to assert a defense based on merger and agree that neither the commencement of any action or proceeding, nor the settlement thereof nor the entry of judgment therein will bar Landlord or Tenant from bringing any subsequent actions or proceedings from time to time.
20.3.5 LANDLORD’S RIGHT TO CURE DEFAULT. All agreements and provisions to be performed by Tenant under any of the terms of this Lease will be at its sole cost and expense and without abatement of Rent. If Tenant fails to pay Rent required to be paid by it hereunder or fails to perform any other act on its part to be performed hereunder and such failure is not cured within the applicable cure period provided in this Lease, if any, Landlord may, without obligation or waiver or release of Tenant from any obligation of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs will be on Tenant’s account and will be deemed additional Rent payable to Landlord by Tenant immediately upon demand.
20.4 TENANT’S PERSONALTY. In the event of re-entry or taking possession of the Premises, Landlord has the right but not the obligation to remove all or any part of the Personalty located in the Premises and to place the same in storage at a public warehouse at the expense and risk of Tenant or to sell such Personalty in accordance with applicable Law. Any amounts so expended by Landlord will be immediately payable by Tenant to Landlord as additional Rent.
20.5 LANDLORD’S LIEN. [INTENTIONALLY LEFT BLANK]
20.6 LIQUIDATED DAMAGES.
20.6.1 LATE CHARGES. Tenant acknowledges that late payment by Tenant to Landlord of Rent and Other Charges will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to determine. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any Encumbrance. Therefore, if any installment of Rent or Other Charges due from Tenant is not received by Landlord when due, Tenant will pay to Landlord an additional sum of five percent (5%) of such Rent or Other Charges as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the cost that Landlord will incur by reason of late payment by Tenant. This provision for late payment charges will not be construed to extend the date for payment of any sums required to be paid by Tenant pursuant to this Lease or to relieve Tenant of its obligation to pay all such sums when due. Notwithstanding the imposition of such service charges, Tenant will be in default under this

Lease if any or all payments required to be made by Tenant are not made when due, and the demand by Landlord for payment of such late payment service charges will not be construed as a cure of such default on the part of Tenant.
20.6.2 SERVICE CHARGES. [INTENTIONALLY LEFT BLANK]
20.6.3 PAYMENT OR PERFORMANCE NOT A WAIVER. The waiver by Landlord or Tenant of any agreement, condition or provision of this Lease or the consent of Landlord in any instance to any variation of the terms of this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision of this Lease, nor will any custom or practice which may grow up between the parties in the administration of the terms of this Lease, be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with said terms. The subsequent acceptance of any payment by Landlord of sums due pursuant to this Lease, whether or not Landlord receives such payment with knowledge of any breach under this Lease by Tenant, will not be deemed to be a waiver of any breach by Tenant of any agreement, condition or provision of this Lease, other than the failure of Tenant to pay the particular amount so accepted. Specifically Landlord may accept any payment from Tenant and apply same to any amount owing hereunder notwithstanding any stated intent or instruction on the part of Tenant to the contrary, and without waiving, relinquishing, or compromising any claim that such payment was less than the payment actually due from Tenant. Landlord may accept at any time partial payments of any amounts due under the Lease, and Tenant expressly acknowledges and agrees that the acceptance of partial payments of any amounts due to Landlord will not operate to waive, relinquish or otherwise compromise Landlord’s rights, legal claims or enforcement mechanisms to collect any and all remaining and other sums due to Landlord, or Landlord’s claim to a right of possession in the Premises.
20.7 LANDLORD’S DEFAULT.
20.7.1 TENANT’S REMEDIES. Landlord will in no event be charged with a default in the performance of any obligations under this Lease unless and until Landlord has failed to perform such obligations for a period of thirty (30) days (or within such additional time as is reasonably required) to cure any such default after written notice by Tenant is received by Landlord properly specifying Landlord’s failure to perform any such obligations.
20.7.2 NOTICE TO LANDLORD’S LENDER(S). If the holder of any Encumbrance has given prior notice to Tenant of its interest in the Project and such notice includes the address to which notices to such party should be sent, then Tenant will give to the holder of such interest written notice simultaneously with any notice given to Landlord to cure any default of Landlord as provided in this Section 20.7 of this Lease if the failure to cure such alleged default might result in a termination of this Lease. The holder of such interest has the right, within thirty (30) days after actual receipt of such notice (or within such additional time as reasonably required) to cure such default before Tenant may take any action under this Lease by reason of such default. Subject to the prior notice provisions of this Section 20.7.2 of this Lease, any notice of default given to Landlord will be null and void unless such simultaneous notice has been given to the holder of any such encumbrance.

20.7.3 LIMITS ON LANDLORD’S LIABILITY. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant will look solely and exclusively to the equity estate and property in the Project and the net rentals therefrom for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms and provisions of this Lease to be observed and/or performed by Landlord, subject, however, to the prior rights of any ground or underlying lessor or the holder of any Mortgage covering the Project. No other assets of Landlord, personal or otherwise, will be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claims. Under no circumstances shall Landlord be liable for consequential damages, including without limitation, injury to Tenant’s business or for any loss of income or profit therefrom. Landlord and Tenant further agree and acknowledge that Landlord’s liability to Tenant will be limited to One Million Dollars ($1,000,000.00) for any uninsured claims of any nature whatsoever brought by Tenant against Landlord. If at any time the holder of Landlord’s interests hereunder is a partnership or joint venture, a deficit in the capital account of any partner or joint venturer will not be considered an asset of such partnership or joint venture.
20.7.4 TRANSFER BY LANDLORD. In the event Landlord conveys or transfers its interest in the Building, the Project or in this Lease, except as collateral security for a loan, Tenant agrees that upon such conveyance or transfer, Landlord (and in the case of any subsequent conveyances or transfers, the then grantor or transferor) will be entirely released and relieved from all liability with respect to the performance of any covenants and obligations on the part of the Landlord to be performed hereunder from and after the date of such conveyance or transfer (if transferee expressly assumes in writing the performance thereof), provided that any amounts then due and payable to Tenant by Landlord (or by the then grantor or transferor) or any other obligations then to be performed by Landlord (or by the then grantor or transferor) for Tenant under any provisions of this Lease, will either be paid or performed by Landlord (or by the then grantor or transferor) or such payment or performance assumed by the grantee or transferee. It is intended that the covenants and obligations on the part of the Landlord to be performed will, subject as aforesaid, be binding on Landlord, its successors and assigns only during and in respect of their respective periods of ownership of an interest in the Project or in this Lease.
ARTICLE 21. MISCELLANEOUS.
21.1 DEFINITIONS; CAPTIONS; ATTACHMENTS. As used in this Lease, the definitions of terms set forth in Schedule I to this Lease have the meanings set forth in said Schedule I. Terms defined within the body of the Lease have the meanings set forth therein. The captions of the Articles and Sections of this Lease are for convenience only and are not to be deemed to be relevant in resolving any question of interpretation or construction of any section of this Lease. Exhibits and Schedules attached hereto are deemed by attachment to constitute part of this Lease and are incorporated herein.
21.2 PARTIAL INVALIDITY; CONFLICTS. If any provision of this Lease or the application thereof to any person or circumstance to any extent is held void and invalid, then the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held void or invalid will not be affected thereby, and each provision of this Lease will be valid and enforced to the fullest extent permitted by Law. If any provision contained in any attached Schedule or Exhibit is inconsistent or in conflict with any printed provision of this Lease, the provision contained in such Rider or Exhibit supersedes the printed provision and will be paramount and superior.
21.3 RELATIONSHIP OF PARTIES. Nothing contained in this Lease will be deemed, construed or implied as creating the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto, other than the relationship of Landlord and Tenant.
21.4 NO MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, will not work a merger, and will, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.
21.5 NO LIGHT, AIR OR VIEW EASEMENT. Landlord makes no warranties or representations, either express or implied, as to the quality or character of the view afforded the Premises, and does not warrant or represent that the view will not be diminished, altered, or entirely blocked at any time during the Term. Any diminution or shutting off of light, air or view by any structure that may be erected on lands adjacent to or in the vicinity of the Building will in no way affect this Lease, entitle Tenant to any reduction in Base Rent or Other Charges or impose any liability whatsoever on Landlord.
21.6 INTEREST. Sums due either party to this Lease will bear interest from the date due at the Default Interest Rate.
21.7 MODIFICATIONS REQUIRED BY LANDLORD’S LENDER. If any Landlord’s lender requires any modification of the terms and provisions of this Lease, either prior or subsequent to granting financing to Landlord, Landlord will have the further right to cancel this Lease if Tenant refuses to execute and deliver to Landlord, within fifteen (15) days after Landlord’s request made prior to the Commencement Date of this Lease or prior to the commencement of an extended term (if any), a written agreement incorporating such modifications, provided that Tenant will not be required to consent to any modifications that impact Tenant’s bargain embodied in this Lease in a negative manner that is more than a minor negative impact and Landlord shall have no right to cancel this Lease in the event of any such refusal to consent by Tenant because the requested change would have more than a minor negative impact on Tenant.
If any such right of cancellation is exercised by Landlord as herein provided, this Lease will thereafter be null and void and of no further force and effect, and any Security Deposit, Letter of Credit or unapplied Prepaid Rent will be returned to Tenant, provided Tenant is not otherwise in default under this Lease. Thereafter neither party will have any further liability to the other, either for damages or otherwise, by reason of such cancellation as though this Lease had not been executed in the first instance.
21.8 TIME; JOINT AND SEVERAL LIABILITY. Time is of the essence of this Lease and each and every provision hereof, except as to the conditions relating to the delivery of possession of the Premises to Tenant. All the terms, covenants, and conditions contained in this Lease to be performed by either party, if such party consists of more than one person or organization will be deemed to be joint and several, and all rights and remedies of the parties are cumulative and nonexclusive of any other remedy at Law or in equity. Each provision of this Lease to be performed by Tenant will be construed to be both a covenant and a condition, and if there will be more than one Tenant, they will all be bound, jointly and severally, by the provisions of this Lease.
21.9 BINDING EFFECT; CHOICE OF LAW. The parties hereto agree that all the provisions hereof are to be construed as both covenants and conditions as though the words imparting such covenants and conditions were used in each separate paragraph hereof. Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to Section 21.7 of this Lease, all of the provisions hereof bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Lease is governed by the Laws of the State of California.
21.10 FORCE MAJEURE. If either party shall be prevented or delayed from punctually performing any obligations or satisfying any condition under this Lease by any strike, lockout, labor dispute, unavailability of services, labor or materials, acts of God, unusually inclement weather, unusual governmental restriction, regulation or control, enemy or hostile governmental action, civil commotion, insurrection, sabotage, fire or other casualty, or any condition caused by the other party, then the time to perform such obligation to satisfy such condition shall be extended on a day-for-day basis for the period of the delay caused by such event; provided, however, that the party claiming the benefit of this Section 21.10 shall, as a condition thereto, give notice to the other party in writing within ten (10) days of the incident specifying with particularity the nature thereof, the reason therefor, the date and time such incident occurred and a reasonable estimate of the period that such incident will delay the fulfillment of obligations contained herein. Failure to give such notice within the specified time shall render such delay invalid in extending the time for performing the obligations hereunder. This Section 21.10 shall not apply to Tenant’s failure to pay Base Rent, Other Charges, or any sum due under this Lease, or inability to pay any sum of money due hereunder or the failure to perform any other obligation due to the lack of money or inability to raise capital or borrow for any purpose.
21.11 NOTICES. All notices, consent, demands and other communications from one party to the other given pursuant to the terms of this Lease or under the Laws of the State, including but not limited to notice under the provisions of Section 1161 of the California Code of Civil Procedure and Section 1946 of the California Civil Code, will be in writing and will be deemed to have been fully given when deposited in the United States mail, certified or registered, postage prepaid, and addressed to Tenant or Landlord at the addresses respectively specified in Section 1.11 of the FLP or to such other place as Tenant or Landlord may from time to time designate in a written notice to the other, or, in the case of Tenant, delivered to Tenant at the Premises or at any place where Tenant or any agent or employee of Tenant may be found, if sent subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises. Tenant hereby agrees that service of notice in accordance with the terms of this Lease will be in lieu of the methods of service specified in Section 1161 of the California Code of Civil Procedure. The provisions of subdivision 9(a) of Section 1013 of the California Code of Civil Procedure, extending the time within which a right may be exercised or an act may be done, will not apply to a notice given pursuant to this Lease.

21.12 COSTS OF SUIT. If Tenant or Landlord brings any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or Other Charges or for possession of the Premises, the losing party will pay the successful party a reasonable sum for attorneys’ fees that will be deemed to have accrued on the commencement of such action and will be paid whether or not such action is prosecuted to judgment. Attorneys’ fees incurred in enforcing any judgment are recoverable as a separate item; this provision is intended to be severable from other provisions of the Lease and to survive any judgment and is not to be deemed merged into the judgment. If Landlord becomes a party to any litigation concerning this Lease, the Premises or the Building or the Project, by reason of any act or omission of Tenant or the Tenant Parties, and not by any act or omission of Landlord or its authorized representatives, Tenant will be responsible to Landlord and will pay for Landlord’s reasonable attorney’s fees, court costs, investigation expenses, discovery costs and costs of appeal incurred by it in the litigation.
21.13 RECORDING. Tenant will not record this Lease or any memorandum thereof.
21.14 NON-DISCRIMINATION. Tenant agrees for Tenant and Tenant’s heirs, executors, administrators, successors and assigns and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there will be no discrimination against or segregation of any person or group of persons on account of race, color, creed, sex, religion, marital status, ancestry or natural origin (whether in the use, occupancy, subleasing, transferring, tenure or enjoyment of the Premises or otherwise) nor will Tenant or any person claiming through or under Tenant establish or permit any such practice or practices of discrimination or segregation with reference to or arising out of the use or occupancy of the Premises by Tenant or any person claiming through or under Tenant.
21.15 BROKER. Tenant represents and warrants to Landlord that no real estate broker, agent or finder negotiated or was instrumental in negotiating or representing Tenant in the negotiation of this Lease or the consummation hereof except for the broker(s) identified in Section 1.12 of the FLP. Landlord will be responsible for the payment of the commission or fee, if any, owed to the broker(s) specified in Section 1.12 of the FLP. Tenant will pay the commission or fee of any other broker, agent or finder acting for Tenant or claiming any commissions or fee on the basis of contacts or dealings with Tenant and not disclosed herein by Tenant, and Tenant will indemnify, defend, and hold Landlord harmless from and against any claims made by any such broker, agent or finder of Tenant and any and all costs and damages suffered by Landlord as a consequence thereof, including without limitation attorneys’ fees.
21.16 TENANT STATUS.
21.16.1 CORPORATION OR LLC. If Tenant is or will be a corporation or limited liability company, the persons executing this Lease on behalf of Tenant hereby covenant, represent and warrant that Tenant is duly incorporated or formed and duly qualified to do business in the State (a copy of evidence thereof to be supplied to Landlord within fifteen (15) days of Tenant’s receipt of a written request); and that the person or persons executing this Lease on behalf of Tenant is an officer or are officers of such Tenant and that he or they as such officers are duly authorized to sign and execute this Lease (a copy of a resolution of the same to be supplied to Landlord within fifteen (15) days of Tenant’s receipt of a written request).

21.16.2 PARTNERSHIP. If Tenant is or will he a partnership, the persons executing this Lease on behalf of Tenant hereby covenant, represent and warrant that Tenant is duly formed and duly authorized to do business in the State (a copy of evidence thereof to be supplied to Landlord within fifteen (15) days of Tenant’s receipt of a written request); and that the person or persons executing this Lease on behalf of Tenant is a general partner or are general partners of such Tenant and that he or they as such officers are duly authorized to sign and execute this Lease (a copy of the Consent of the Limited Partners to be supplied to Landlord within fifteen (15) days of Tenant’s receipt of a written request).
21.17 WAIVER OF CALIFORNIA CODE SECTIONS. Tenant waives the provisions of the following provisions of the Law: (i) California Code of Civil Procedure Section 1932(1) with respect to the termination of the Lease due to failure, interruption or inability of Landlord to provide the services set forth in Section 7.2 of the Lease; (ii) California Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Premises; (iii) California Civil Code Sections 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right to repair; (iv) California Civil Code Section 1654 that provides that ambiguities are to be continued against the drafter of this Lease; (v) California Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises by Condemnation; and (vi) California Civil Code Section 1950.7 with respect to rental obligations accruing under this Lease. This waiver applies to amendments or modifications to the cited sections and any future statutes enacted in addition or in substitution to the statutes specified herein.
21.18 EXECUTIVE 13224. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including, without limitation, Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism.” “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order I3224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tl lsdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

21.19 MODIFICATIONS. This Lease cannot be modified except by a writing signed by the parties, nor may this Lease be canceled by Tenant or the Premises surrendered except with the express written authorization of Landlord, unless otherwise specifically provided herein.
21.20 SUBMITTAL NOT AN OPTION. The initial submission by Landlord to Tenant of this Lease will be deemed to be solely for Tenant’s consideration and not for acceptance and execution. Such submission has no binding force and effect, does not constitute an option for the leasing of the Premises, and does not confer any rights or impose any obligations upon either party. The submission by Landlord of this Lease for execution by Tenant and the actual execution and delivery thereof by Tenant to Landlord similarly have no binding effect unless and until Landlord executes this Lease and a counterpart thereof is delivered to Tenant.
21.21 REASONABLE CONSENT. If Tenant is required to give its consent or approval to any action on the part of Landlord, the consent or approval will not be unreasonably withheld or delayed. Except where other time periods to give or deny consent are provided in this Lease, consent will be deemed granted at the end of the tenth (10th) business day following delivery of a request for consent, unless a written denial of consent stating the specific reason for denial is delivered before the end of the tenth (10th) day after delivery of the request for consent. If the request for consent sets forth a shorter time period (but in no event less than five (5) days from the date of the receipt of the request for consent) and refers to this Section of the Lease, the consent will be deemed granted at the end of the shorter period, unless consent is denied in writing stating the specific reasons for denial received within the shorter time period. In the event the requested consent is unreasonably withheld, Landlord will be entitled to specific performance and will have such other remedies as are reserved to it under this Lease or at Law. When Landlord’s consent is required, Landlord will act promptly. In no event will Landlord be responsible in monetary damages for failure to give consent unless said failure is withheld maliciously or in bad faith.
21.22 CONFIDENTIALITY. Tenant acknowledges and agrees that the terms of this Lease and any future amendments or other agreements in connection with this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, agents, representatives, officers, directors, employees and attorneys, shall not disclose, either directly or indirectly, any of the terms or conditions of this Lease or any future amendments or other agreements in connection with this Lease, to any person or entity, except to personnel employed by Tenant, as reasonably necessary for Tenant’s performance of its obligations under this Lease or for tax reporting purposes, and to prospective subtenants or assignees under this Lease. The preceding provisions of this paragraph shall not apply to, or bar or limit any legal action between Tenant and the Landlord to enforce this Lease.
21.23 SIGNS. Landlord, at its sole cost and expense, shall install building standard suite and lobby directory signage, as well as building standard directional signage specifically for Tenant’s training facility, all per applicable codes and ordinances. In addition, and subject to Landlord’s prior written approval as to design and location, Tenant shall have the right to install one (1) upgraded first floor directional sign made of stainless steel or other high-end material reasonably approved by Landlord directing visitors to the ground floor portion of the Premises (the “Lobby

Directional Sign”). The Lobby Directional Sign shall be located to the side of the two existing elevator doors in the lobby of the Building, approximately six (6) feet above the floor level. The size of such Lobby Directional Sign shall be no more than twelve (12) inches wide by four (4) inches tall. All the costs of such Lobby Directional Sign, including all installation costs, shall be the sole responsibility of Tenant. All costs for such additional signage shall be borne by Tenant. Any changes to such suite and lobby signage shall be at Tenant’s expense. Subject to compliance with all local, City, and County codes, rules, regulations, ordinances and laws, and upon obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall be entitled to install two (2) exterior Building signs (in a location to be reasonably approved by Landlord) on the Building fascia. The size, shape, color, location and design of Tenant’s Building signage shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for all costs incurred in erecting, installing, maintaining and removing such signs. Both of such signs shall be removed upon the expiration or earlier termination of this Lease, and Tenant shall repair any resulting damage to the Building. Such Building signage is exclusive and personal to Tenant and may not be assigned, sublet or transferred. To the extent Tenant at any time occupies less than twenty five thousand (25,000) square feet of Rentable Area (which shall not include subtenants, assignees, or transferees) during the Term, Tenant shall have no Building signage rights (i.e., the right to have signage on the outside of the Building), and shall immediately remove same in compliance with this provision. For purposes of this provision, “occupies” shall mean that Tenant has a full staff of employees operating from such space in the ordinary course of Tenant’s business. The Building signage granted herein shall not preclude or restrict Landlord from granting other Building signage rights to any third-party; provided, however, to the extent that Tenant’s rights with respect to exterior Building signs remains in full force and effect as set forth herein, then with respect to the Building (i.e., 1500 Fashion Island Boulevard) only, Landlord shall not grant signage rights for building-top signage to any third-party. Landlord shall take commercial efforts to maintain reasonable visibility of Tenant’s Building signage by trimming appropriate trees that otherwise would interfere with such visibility. This Lease shall be in full force and effect, and non-contingent as of the date of mutual execution, except, Tenant shall have the one (1) time right, upon written notice to Landlord given no later than September 15, 2006, time being of the essence, to terminate this Lease, without penalty, in the event Tenant is unable to obtain approval of reasonable building top signage from the City of San Mateo (the “Signage Approval”) by no later than September 15, 2006. In the event Tenant fails to timely give written notice of termination pursuant to the immediately preceding sentence (by no later than September 15, 2006), time being of the essence, the termination right contained therein shall be null and void and of no further force or effect, and this Lease shall be non-contingent. Tenant represents and warrants that it has previously submitted all required documentation and applications for its proposed building signage to the City of San Mateo, which was submitted in a form compliant with the City of San Mateo code restrictions, criteria and all applicable standards.
21.24 ENTIRE AGREEMENT. THIS INSTRUMENT ALONG WITH ANY EXHIBITS AND ATTACHMENTS HERETO CONSTITUTES THE ENTIRE AGREEMENT BETWEEN LANDLORD AND TENANT RELATIVE TO THE PREMISES AND THIS AGREEMENT, AND THE EXHIBITS AND ATTACHMENTS MAY BE ALTERED, AMENDED, OR REVOKED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY BOTH LANDLORD AND TENANT. IT IS UNDERSTOOD THAT THIS LEASE SUPERSEDES AND CANCELS

ANY AND ALL PREVIOUS NEGOTIATIONS, ARRANGEMENTS, BROCHURES, AGREEMENTS, OR REPRESENTATIONS, AND UNDERSTANDINGS, IF ANY, BETWEEN THE PARTIES HERETO.
[Continued on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

LANDLORD:	CLPF-BRIDGEPOINTE, L.P.,
A Delaware Limited Partnership

	By:	CLPF-BridgePointe GP, LLC
A Delaware Limited Liability Company

		By:	/s/Annie Kodak

Name: Annie Kodak
Its: Authorized Signatory

TENANT:	SUCCESS ACQUISITION CORPORATION,
A Delaware corporation
dba SuccessFactors

		By:	/s/Randy Stevens

Name: Randy Stevens
Its: Vice President Finance

		By:	/s/Randy Stevens

Name: Randy Stevens
Its: Assistant Secretary

SCHEDULE I
DEFINITIONS
     Unless the context otherwise specifies or requires, the following terms will have the meanings herein specified:
1. “Allowance Area” means the Allowance Area as that term is defined in Exhibit G hereof.
2. “Alterations” means the Alterations as that term is defined in Section 8.1 of the Lease.
3. “Approved Use” means the use permitted pursuant to Section 1.8 of the FLP and Article 6 of the Lease.
4. “Base Building Work” means the Base Building Work as defined in Section 1 of Exhibit B of the Lease.
5. “Base Operating Expenses” means the Operating Expenses allocable to the Base Year, provided that if the Project is not One Hundred Percent (100%) occupied during the Base Year or if the entire Building is not provided with the Building standard services described in Section 7.2 of the Lease or elsewhere in the Lease during the Base Year, an adjustment will be made by Landlord in computing Base Operating Expenses so that Base Operating Expenses will be computed as though One Hundred Percent (100%) of the entire Project had been fully occupied and One Hundred Percent (100%) of the entire Project had been provided with the Building standard services described in Section 7.2 of the Lease or elsewhere in the Lease during such year. In the event Base Operating Expenses as otherwise determined in this subsection are abnormally high in comparison to the historical average of Operating Expenses for the Project during the prior five (5) calendar years, taking into account year-by-year increases, the Base Operating Expenses will be determined by taking the Project’s average Operating Expenses for the prior five (5) calendar years and increasing such average Operating Expenses by the average annual increase in the Building’s Operating Expenses.
6. “Base Property Taxes” means the amount of Property Taxes (as hereinafter defined) for the Base Year, provided that if the Project is not fully assessed during the tax year, an adjustment will be made by Landlord in computing Property Taxes so that Property Taxes will be computed as though the Project had been fully assessed during such year. In the event Base Property Taxes as otherwise determined in this subsection are abnormally high in comparison to the historical average of Property Taxes for the prior five (5) calendar years, taking into account year-by-year increases, the Base Property Taxes will be determined by taking the Project’s average Property Taxes for the prior five (5) tax years and increasing such average Property Taxes by the average annual increase in the Project’s Property Taxes. In no event will the aggregate amount of Property Taxes collected by Landlord from all Occupants in the Project exceed the actual Property Taxes paid by Landlord for any given year.
7. “Base Rent” as used herein means the Base Rent to be paid pursuant to Section 3.1 of the Lease as set forth in Section 15(a) of the FLP.

8. “Base Year” means the twelve (12) calendar month period from January 1 to December 31 specified in Section 1.5(d) of the FLP.
9. “Building Codes” means the Building Codes as defined in Section 3(c) of Exhibit B of the Lease.
10. “CC&R’s” means the CC&R’s as that term is defined in Section 6.3 of the Lease.
11. “Claims” means the Claims as that term is defined in Section 13.1 of the Lease.
12. “Commencement Date” means the earliest of: (i) the Scheduled Commencement Date set forth in Section 1.4(b) of the FLP if on such date Landlord delivers the Premises to the Tenant with the Tenant Improvements substantially complete; (ii) the date on which the Landlord actually delivers possession of the Premises to the Tenant with the Tenant Improvements substantially complete (“substantially complete” means the Tenant Improvements are complete except for punch list items that do not materially interfere with Tenant’s conduct of its business or installation of its improvements, equipment and furniture) if Landlord and Tenant agree in writing that Tenant shall take possession on such date; (iii) the date Landlord delivers to Tenant a factually correct Notice of Commencement Date as set forth in Exhibit E hereto; or (iv) the date Landlord delivers to Tenant a factually correct Notice of Commencement Date stating the date the Tenant Improvements to the Premises would have been substantially complete except for the Tenant Delays (as defined in the Work Letter).
13. “Common Areas” means the areas on individual floors devoted to corridors, fire vestibules, elevator foyers, lobbies, electric and telephone closets, risers, restrooms, mechanical rooms, janitor closets and other similar facilities for the benefit of all tenants on the particular floor and will also mean those areas of the Buildings devoted to mechanical and service rooms servicing more than one floor or the Buildings as a whole, public lobbies, loading docks, and other similar facilities for the benefit of all tenants, but excluding public stairs, elevator shafts and pipe shafts, together with the enclosing walls thereof.
14. Intentionally Omitted.
15. “Controls” means the Controls as defined in Section 7.5 of this Lease.
16. “Default Interest Rate” means the interest rate publicly announced from time to time by Bank of America, N.T.& S.A. (or any successor bank) at its San Francisco Office as its then current “Reference Rate” for short term, unsecured loans or any successor rate of interest to said Reference Rate, plus five percent (5%) per annum, but in no event will such interest exceed the maximum rate permitted by Law (“Default Rate”). Any change in the Default Rate will become effective on the same date on which a change in the Reference Rate becomes effective.
17. “Deposit” means the Deposit as that term is defined in Section 1.6 of the FLP.
18. “Encumbrance” means any deed of trust or other purchase money security interest in the Building or Project.

2

19. “Expense Notice” means the notice from Landlord to Tenant of Landlord’s estimate of the increase in Operating Expenses and Property Taxes (calculated pursuant to Section 4.1 of this Lease) to be paid by Tenant for each Expense Year to he given pursuant to Section 4.2 of the Lease.
20. “Expense Year” means the twelve (12) calendar month period commencing on the first day following the end of the Base Year and continuing for each succeeding twelve (12) calendar month period; the second and each subsequent Expense Year will commence on the first day following the end of the preceding Expense Year and will continue for the next succeeding twelve (12) calendar months.
21. “Expiration Date” means the Expiration Date set forth in Section 1.4 of the FLP.
22. “Events of Default” means Events of Default as defined in Section 20.1 of the Lease.
23. “Final Plans” means the Final Plans as defined in Section 3(c) of Exhibit B of the Lease.
24. “Force Majeure” means Force Majeure as defined in Section 21.10 of the Lease.
25. “Hazardous Material(s)” means any hazardous or toxic substance, material or waste, the storage, use or disposition of which is or becomes regulated by any local governmental authority, the State of California, or the United States Government. The term “Hazardous Material(s)” includes, without limitation, any material or substance that is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous waste” under Section 25136 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601) or (xi) listed or defined as “hazardous waste,” “hazardous substance” or other similar designation by any regulatory scheme of the State of California or the United States Government.
26. “Indemnitees” means the Landlord’s Parties.
27. “Landlord” means Landlord as defined in the FLP.

3

28. “Landlord’s Certificate” means a written statement from Landlord to the Bank stating either: (a) that an Event of Default has occurred beyond the period of notice and opportunity to cure provided in the Lease and is continuing under this Lease; or (b) that an uncured failure by the Tenant to perform one or more of its obligations has occurred under this Lease and there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of Law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default under this Lease; or (c) that Landlord has not received notice from the Bank that the Letter of Credit will be renewed by the Bank for the term required by this Section 5.2 of the Lease and Tenant has not furnished Landlord with a replacement Letter of Credit as required by this Lease; or (d) that Bank no longer meets the financial standing/currency rating applicable to Silicon Valley Bank as of the date of this Lease, as the same is determined by applicable commercial standards for the banking industry (e.g. Fitch ratings), and Tenant has not furnished Landlord with a replacement Letter of Credit as required by this Lease from a Bank meeting such requirements.
29. “Landlord Delay” means Landlord Delay as defined in Section 4(b) of Exhibit B of the Lease.
30. “Landlord Parties” means Landlord, Landlord’s management company and their respective partners, members, officers, employees, successors, investors, shareholders, licensees, directors, assigns and agents, contractors, and subcontractors.
31. “Landlord’s Insurance” means the insurance that Landlord must carry pursuant to Section 12.2 of the Lease.
32. “Laws” means all federal, state, county, city and local laws, codes, ordinances, rules and regulations.
33. “Lease Year” means (i) a period of twelve (12) full months with the First Lease Year to commence on the first of the month following the Commencement Date, and (ii) each subsequent sequential twelve (12) full calendar months thereafter.
34. “Letter of Credit” means an unconditional, irrevocable letter of credit issued at Tenant’s sole expense by the San Francisco office of a Bank satisfactory to Landlord, naming Landlord as beneficiary, and in form and substance satisfactory to Landlord, in the amount set forth in Section 1.7 of the FLP. The Letter of Credit must be maintained during the period from the delivery date thereof through the period ending (90) days after the Expiration Date of the Lease.
35. Intentionally Omitted.
36. “Occupant(s)” means any person, firm, corporation, association, Limited Liability Company or other legal entity other than Tenant that is entitled to occupy and utilize any portion of the Project.
37. “Operating Expenses” means the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and protection of the Project including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union

4

dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agent engaged in the operation, maintenance, repair or protection of the Project; (2) payroll, social security, worker’s compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by Law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to Landlord’s Insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any mortgage, deed of trust, or ground lease, and after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance, protection and/or repair of the Project, its systems, and/or equipment; (8) telephone, facsimile, telecommunication, on-line services, web-hosting and e-mail and maintenance of both, postage, stationary supplies and other expenses incurred in connection with the operation, maintenance, protection and/or repair of the Project; (9) reasonable management fees and expenses; (10) costs of repairs to and maintenance of the Project, including building systems and appurtenances thereto and normal repair, protection and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent otherwise provided in subsections (17) and (18) below); (11) fees and expenses for janitorial, window cleaning, security guards, extermination, water treatment, rubbish removal, plumbing and other services; (12) inspection or service contracts for elevator, electrical, mechanical and other building equipment and systems or as may otherwise be necessary or desirable for the operation, repair and/or maintenance of the Project; (13) cost of supplies, tools, material, and equipment used in connection with the operation, maintenance, protection and/or repair of the Project; (14) accounting, legal and other professional fees and expenses; (15) fees and expenses for painting the exterior or the public or the common areas of the Project and the cost for maintaining the sidewalks, landscaping and other common areas of the Project; (16) costs and expenses for electricity (excluding the cost of electricity billed directly to and collected from Tenant and other tenants in the Building pursuant to Section 7.6 of the Lease), chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance, protection and/or repair of the Project; (17) the cost of any capital improvements made by Landlord to the Project or capital assets acquired by Landlord after the Commencement Date in order to comply with any Law, or insurance requirement, including but not limited to, the Americans with Disabilities Act with which the Project was not required to comply with at the Commencement Date, or to comply with any amendment or other change to the enactment or interpretation of any Law from its enactment or interpretation following the Commencement Date; (18) the cost of any capital improvements made by Landlord to the Project or capital assets acquired by Landlord after substantial shell completion for the protection of health and safety of the occupants of the Project or that are designed to reduce other Operating Expenses; (19) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for the use in Common Areas of the Project or in the Project office (to the extent that such Project office is dedicated to the operation and management of the Project); (20) any expenses

5

and costs resulting from substitution of work, labor, materials or services in lieu if any of the above itemizations, or for any additional work, labor, services or material resulting from compliance with any Law applicable to the Project or any parts thereof; and (21) Project management office rent or rental value. With respect to the costs of items included in Operating Expenses under subsections (17) and (18), such costs will be amortized over reasonable periods, as determined by Landlord together with Interest on the unamortized balance at a rate paid by Landlord on funds borrowed for the purpose of constructing such capital improvements, or, if Landlord does not borrow such funds, would have been paid had Landlord borrowed funds for such purpose.
     Notwithstanding the foregoing, Operating Expenses will not include the following: (i) depreciation on the Project or equipment or systems therein (except to the extent otherwise provided above); (ii) debt service; (iii) rental under any ground or underlying lease; (iv) Interest (except to the extent otherwise provided above); (v) Property Taxes; (vi) attorneys’ fees and expenses incurred in connection with lease negotiations with prospective Building tenants; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted accounting principles (except to the extent otherwise provided above); (viii) the cost of Tenant Improvements, including but not limited to the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Project to be demised to Tenants; (ix) executive salaries; (x) advertising; (xi) real estate broker’s or other leasing commission; (xii) any cost or expenditure for which Landlord is reimbursed by others (e.g., insurance proceeds, warranties or tort claims); (xiii) expense reserves; (xiv) costs of correcting defects in construction of the Building or Project (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building or Project in light of their specifications); (xv) legal and auditing fees which are for the benefit of Landlord, such as collecting delinquent rents, preparing tax returns and other financial statements; (xvi) fines, penalties and interest (unless caused by Tenant’s failure to timely pay any costs of fees due hereunder); or (xvii) costs to comply with Laws for which the Building did not comply as of the Commencement Date.
Amounts for which specific tenants are directly responsible, such as after-hours air-conditioning will be excluded from Operating Expenses to the extent actually collected or recovered from such tenants.
38. “Other Charges” means all monetary obligations other than Base Rent required to be paid by Tenant to Landlord under the Lease, including but not limited to: (i) Tenant’s Share of Operating Expenses, and (ii) Tenant’s Share of Property Taxes.
39. “Parking Area” means the Parking Area defined in Section 6.5 of the Lease.
40. “Parking Spaces” means the Parking Spaces defined in Section 6.5 of the Lease.
41. “Personalty” means all of Tenant’s fixtures, equipment, furnishings, furniture, appliances and personal property located in or upon the Premises.
42. “Plans” means the Plans as defined in Section 3(a) of Exhibit B of the Lease.

6

43. “Premises” means the space in the Building as crosshatched on the floor plan(s) attached hereto as Exhibit A, situated on the floor(s) of the Building specified in Section 1.3 of the FLP.
44. “Processing Costs” means the sums to be paid pursuant to Section 16.7 of the Lease.
45. “Project” means the office buildings owned by Landlord and located at 1500-1510 Fashion Island Boulevard, in San Mateo, California, commonly known as BridgePointe Office Park, the land thereunder and all appurtenances thereto, including but not limited to two (2) separate building structures, each three (3) stories tall, and with a total combined Rentable Area of approximately one hundred twenty-seven thousand seven hundred sixty-six (127,766) square feet. The term “Project” also includes the adjoining parking areas and garages, if any, and the surrounding land and air space which are the site and grounds for the Building and parking areas and garages.
46. “Property Taxes” means any form of real or personal taxes, assessments, fees, charges, levies, penalties, impositions or taxes of every kind and nature whatsoever, assessed or levied or imposed by any authority having the direct or indirect power to tax, including, without limitation, any City, County, State or federal government, or any improvement or assessment district of any kind or nature whatsoever, whether or not consented to or joined in by Landlord, against the Project or any legal or equitable interest or Landlord therein or any personal property of Landlord used in the operation thereof, or the ownership, leasing, operation, management or occupancy of the Project, whether now or hereafter imposed, and whether or not now customary or in the contemplation of the parties on the date of this Lease, excepting only inheritance or estate taxes and taxes measured by the net income of Landlord. Property Taxes will include without limitation general and special assessments, service payments in lieu of taxes, excises, possessory interest taxes, business or license taxes or fees, gross receipts taxes, transit assessments or fees, child care subsidies fees and/or assessments, job training subsidy fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, and any other fees or assessments imposed in connection with the environmental, sociological or fiscal effects of the Project or the ownership, leasing, operation, management or occupancy of the Project, any tax, fee or excise on the use or occupancy of the Project or any part thereof, or in connection with the business of renting space in the Project, any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Property Taxes. Property Taxes will also include any and all fees and costs, including but not limited to professional fees incurred in auditing, contesting, or examining the Property Taxes assessed against the Project. Notwithstanding any other provision herein to the contrary, if the Project is not fully assessed during any tax year, an adjustment will be made by Landlord in computing Property Taxes so that Property Taxes will be computed as though the Project had been fully assessed during such year; provided, however, that in no event will the aggregate amount of Property Taxes collected by Landlord from all tenants in the Project exceed the actual Property Taxes for said year. In the event Landlord has the option of paying any form of Real Property Taxes over a period of time, Tenant’s Proportionate Share shall only include the annual amount as if Landlord had made such election.
47. Intentionally Omitted.

7

48. Intentionally Omitted.
49. “Rent” means Base Rent, Other Charges and all sums required to be paid by Tenant to Landlord pursuant to this Lease.
50. “Rentable Area” means: (i) as to a floor leased entirely by Tenant, all areas within outside permanent Building walls, measured to the inside glass surface of outer Building walls, including restrooms, janitorial, telephone and electrical closets, mechanical areas, and columns and projections necessary to the Building, plus Tenant’s pro rata share of the Common Areas in the Building; and (ii) as to a floor only a portion of which is leased by Tenant, the aggregate of the Usable Area (as hereinafter defined) of the portion of the floor occupied by Tenant, plus Tenant’s pro rata share of Common Areas on the floors leased in part by Tenant and Tenant’s pro rata share of Common Areas in the Building.
Tenant acknowledges that any reference to the Rentable Area of the Premises is an approximation. Nevertheless, the Parties agree that such approximation will be final and binding for all purposes hereunder, and that no adjustment will be made to the Base Rent or Tenant’s Proportionate Share if the actual Rentable Area of the Premises differs from any reference to the Rentable Area contained in the Lease Summary.
51. “Requirements” means the Requirements defined in Section 14.1 of the Lease.
52. “Rules and Regulations will mean those certain Rules and Regulations as set forth in Exhibit D to this Lease, as amended from time to time in Landlord’s sole discretion.
53. “Scheduled Commencement Date” means the Scheduled Commencement Date set forth in Section 1.4(b) of the FLP.
54. “Structural Modifications” means the Structural Modifications as defined in Section 3(c) of Exhibit B of the Lease.
55. “Temperature Balance Equipment” means the Temperature Balance Equipment as defined in Section 7.3 of the Lease.
56. “Tenant Delay” means Tenant Delay as defined in Section 4(b) of Exhibit B of the Lease.
57. “Tenant Improvements” means the Tenant Improvements as defined in Section 2(a) of Exhibit B of the Lease.
58. “Tenant Improvement Allowance” means the Tenant Improvement Allowance as defined in Section 6(b) of Exhibit B of the Lease.
59. “Tenant Improvement Costs” means Tenant Improvement Costs as defined in Section 6(a) of Exhibit B of the Lease.
60. “Tenant Parties” means Tenant, its agents, members, customers, guests, invitees, licensees, employees, contractors, subcontractors, representatives, assignees, or sublessees.

8

61. “Tenant’s Insurance” means the insurance Tenant must convey pursuant to Section 12.1 of the Lease.
62. “Tenant’s Share” means the percentage figure specified in Section 1.5(c) of the FLP. Landlord and Tenant acknowledge that Tenant’s Share has been obtained by dividing the Rentable Area of the Premises as specified in the Lease Summary by the total Rentable Area of the office portion of the Project, which Landlord and Tenant agree to be one hundred twenty-seven thousand seven hundred sixty-six (127,766) square feet, and multiplying such quotient by one hundred. In the event the Rentable Area of the office portion of the Building is changed from one hundred twenty-seven thousand seven hundred sixty-six (127,766) square feet or in the event the Rentable Area of the Premises is changed from that specified in Section 1.3 of the FLP, Tenant’s Share will be appropriately adjusted and for the purposes of Section 1.5(c) of the FLP; Tenant’s Share will be determined as a weighted average in accordance with the number of days during such Expense Year when each such percentage was in effect.
63. “Tenant Standard Improvements” means the Tenant Standard Improvements as described in Exhibit G of the Lease and incorporated herein.
64. “Tenant’s Work” means Tenant’s Work as defined in Section 7 of Exhibit B of the Lease.
65. “Term” means the Term specified in Section 1.4 of the FLP.
66. “Transfer” means the conveyance by Tenant of its interest in this Lease by way of (a) a sublease of the Premises, or (b) an assignment of this Lease, or (c) a pledge, mortgage or other use of the Lease and Tenant’s interest therein as security for any purpose.
67. “Transfer Notice” shall include: (i) the name of the proposed Transferee; (ii) the nature of business to be conducted by the proposed Transferee in the Premises; (iii) the terms and conditions of the proposed Transfer, including but not limited to, a detailed description of all compensation in cash or otherwise that Tenant would be entitled to receive in connection the Transfer; and (iv) the most recent financial statements or other financial information certified by an officer of the Transferee, concerning the proposed Transfer as Landlord may require.
68. “Usable Area” means all floor area in a tenant space, measured to the inside glass surface of outer Building walls, to the office side of corridors and other permanent partitions, and to the center of partitions that separate the tenant space from adjoining tenant spaces, without deduction for columns and projections necessary to the Building.
69. “Work Letter” means the Work Letter as that term is defined in Exhibit B of the Lease.

9